Exhibit 10.68

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AOL LLC,

PUMPKIN MERGER CORPORATION,

PATCH MEDIA CORPORATION

AND

JON BROD,

AS THE STOCKHOLDERS’ AGENT

DATED AS OF MAY 30, 2009

i

3.22	Brokers	34
3.23	Certain Business Practices	34
3.24	Interested Party Transactions	34
3.25	Sole Representations and Warranties	34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		34
4.1	Organization; Formation of Merger Sub	34
4.2	Authority; Enforceability	35
4.3	No Conflict; Required Filings and Consents	35
4.4	Absence of Litigation, Claims and Orders	36

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER		36
5.1	Conduct of Business by the Company Pending the Merger	36
5.2	Access to Information; Confidentiality	38
5.3	Commercially Reasonable Efforts; Further Assurances	38
5.4	Notification of Certain Matters	40
5.5	Negotiation With Others	40
5.6	Tax Matters	41
5.7	Public Announcements	43

ARTICLE VI ADDITIONAL AGREEMENTS		43
6.1	Stockholder Approval; Information Statement	43
6.2	Notification of Certain Matters	44
6.3	Consent Agreement	45
6.4	Employee Matters	45
6.5	Escrow Agreement	46
6.6	Company Transaction Expenses	46
6.7	Delivery of Closing Date Balance Sheet	47

ARTICLE VII CONDITIONS OF MERGER		47
7.1	Conditions to Obligation of Each Party to Effect the Merger	47
7.2	Additional Conditions to Obligations of Parent and Merger Sub	47
7.3	Additional Conditions to Obligations of the Company	50

ARTICLE VIII TERMINATION; FEES AND EXPENSES		50
8.1	Termination	50
8.2	Effect of Termination	51
8.3	Fees and Expenses	51

ARTICLE IX SURVIVAL AND INDEMNIFICATION		51
9.1	Escrow Amount	51
9.2	Survival of Representations and Warranties	52
9.3	Indemnification	52
9.4	Calculation of Losses	53
9.5	Distribution After the Expiration of the Claim Period	53
9.6	Indemnification Procedures	53

ii

9.7	Objections to Claims	54
9.8	Resolution of Conflicts	54
9.9	Third-Party Claims	55
9.10	Mitigation	55
9.11	Non-Exclusive Remedy for Fraud or Willful Misconduct	55
9.12	Adjustment to Purchase Price	56
9.13	Enforcement	56

ARTICLE X THE STOCKHOLDERS’ AGENT		56
10.1	The Stockholders’ Agent	56

ARTICLE XI MISCELLANEOUS		60
11.1	Amendment	60
11.2	Waiver	60
11.3	Notices	60
11.4	Company Disclosure Schedule	61
11.5	Interpretation	62
11.6	Severability	62
11.7	Entire Agreement	62
11.8	Assignment	62
11.9	No Third Party Beneficiaries	63
11.10	Failure or Indulgence Not Waiver; Remedies Cumulative	63
11.11	Governing Law	63
11.12	Dispute Resolution	63
11.13	Counterparts	63

EXHIBITS

Exhibit A — Form of Consent Agreement
Exhibit B — Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit C — Form of Amended and Restated Bylaws of the Surviving Corporation
Exhibit D — Form of FIRPTA Certificate
Exhibit E — Form of Waiver of Certain Liquidation Rights

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 30, 2009 (this “Agreement”), is by and among AOL LLC, a Delaware limited liability company (“Parent”), PUMPKIN MERGER CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), PATCH MEDIA CORPORATION, a Delaware corporation (the “Company”), and Jon Brod, in his capacity as the Stockholders’ Agent.

WHEREAS, the Boards of Directors of Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Managers of Parent and the Boards of Directors of Merger Sub and the Company have each approved the merger (the “Merger”) of Merger Sub with and into the Company, in accordance with the Delaware General Corporation Law (the “DGCL”) and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has unanimously (i) approved and declared the Merger advisable upon the terms and subject to the conditions set forth in this Agreement, (ii) directed that this Agreement and the transactions contemplated hereby be submitted for consideration and approval of and adoption by the Stockholders and (iii) recommended the adoption of the Merger and this Agreement by the Stockholders; and

WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, all of the holders of Company Capital Stock have entered into a Consent Agreement dated as of the date hereof pursuant to which, among other things, such Stockholders will have agreed (a) to execute and deliver, in accordance with the requirements of the DGCL, the Stockholder Approval and (b) to vote all shares of the Company Capital Stock owned by them in favor of the adoption of this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, including, with respect to the Company, any corporation, partnership, limited liability company or joint venture in which the Company has, directly or indirectly, an interest of 10% or more.

(b) “Aggregate Exercise Price” means the aggregate exercise price of all Stock Options (whether or not then vested and exercisable) outstanding immediately prior to the Effective Time that are In The Money.

(c) “Aggregate Series A-l Preferred Liquidation Payment” means the Series A-l Per Share Amount multiplied by the number of shares of Series A-l Preferred Stock outstanding immediately prior to the Effective Time.

(d) “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

(e) “Calculation Amount” means an amount equal to (i) $7,000,000, plus (ii) the Aggregate Exercise Price, minus (iii) any Company Transaction Expenses that are unpaid as of the Closing, minus (iv) the Aggregate Series A-l Preferred Liquidation Payment, minus (v) the amount of any Indebtedness of the Company as of the Closing.

(f) “Claim” means any claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

(g) “Common Per Share Amount” means (i) the Calculation Amount divided by (ii) the Fully Diluted Common Number.

(h) “Company Bylaws” means the bylaws of the Company, as in effect on the date hereof.

(i) “Company Capital Stock” means the Common Stock and the Preferred Stock.

(j) “Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof.

(k) “Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

(1) “Company Stock Option Plan” means the Patch Media Corporation 2008 Stock Option and Equity Incentive Plan.

(m) “Company Transaction Expenses” means all costs, fees and expenses incurred prior to the Effective Time (whether or not invoiced) by the Company in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of advisors, investment bankers, lawyers and accountants arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby, and further including any unpaid Taxes of the Company that are allocable to any Pre-Closing Tax Period; provided that “Company Transaction Expenses” shall include fifty percent (50%) of the Transfer Taxes.

(n) “Consent Agreement” means the Consent Agreement in the form attached as Exhibit A hereto.

(o) “Contract” means any contract, plan, undertaking, understanding, arrangement, agreement, license, sublicense, consent, lease, sublease note, mortgage or other binding commitment, whether written or oral.

(p) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

(q) “Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

(r) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(s) “Fully Diluted Common Number” means, without duplication, (i) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Common Stock issuable upon exercise of all Stock Options (whether or not exercisable) that are In The Money and outstanding immediately prior to the Effective Time.

(t) “Governmental Authority” means any governmental agency or authority of the United States, any domestic state, any foreign country and any political subdivision or agency thereof (including any agency or authority having governmental or quasi-governmental powers), including any administrative agency or commission.

(u) “In The Money” means with respect to any Stock Option, that the exercise price per share of Common Stock issuable upon exercise of such Stock Option is less than the Common Per Share Amount.

(v) “Indebtedness” means (i) all indebtedness (whether or not contingent) for borrowed money, (ii) all obligations (contingent or otherwise) for the deferred purchase price of assets, property or services, (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (v) all obligations under capital leases, (vi) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (vii) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (viii) all obligations for accrued Taxes, (ix) all direct or indirect guarantee, support or keep-well obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above and (x) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

(w) “Intellectual Property” means all United States, state, multinational and foreign intellectual property, including, without limitation, (i) trademarks, service marks, trade names, URLs, Internet domain names, slogans, logos, trade dresses and other source indicators, together with all goodwill related to the foregoing, (ii) copyrights and copyrightable works (including Systems, Software, advertising and promotional material and any other works of authorship), including all translations, adaptations, derivations, and combinations thereof, (iii) patents, technology, trade secrets, other proprietary and confidential information, know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, discoveries and inventions, (iv) all accounts, profiles, memberships and registrations owned, controlled or otherwise used by or on behalf of the Company, for services operated by third parties, including, but not limited to, social networking and content sharing websites (the “Company Accounts”), (v) all content, text, graphics, images, audio, video, data, and Software included on or used to operate and maintain the Company Accounts and the Internet sites owned and/or operated by the Company (the “Company Websites”), including all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, all programming code (source and object), subscriber data, archives, and server and traffic logs relating to the Company Websites, (vi) the right to sue for unfair competition, passing off, trespass to chattels, rights of publicity and other similar or related rights, (vii) all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to the Intellectual Property in clauses (i) through (vi), (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof, in each instance in whatever form or medium.

(x) “Knowledge” means, with respect to the Company, knowledge of a particular fact or matter if (i) any officer or director of the Company is actually aware of such fact or matter or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

(y) “Law” means all laws (including any common law), statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders of Courts having the effect of law in any jurisdiction.

(z) “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

(aa) “Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal, first offer or co-sale, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes that are not yet due and payable or that are being contested in good faith, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and (v) restrictions on transfer of securities imposed by applicable state, federal and foreign securities Laws.

(bb) “Material Adverse Effect” means any fact, event, change, development, circumstance or effect that (i) is materially adverse to the business, condition (financial or otherwise), or results of operations of the Company other than any fact, event, change, development, circumstance or effect resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company operates or (C) changes in any Laws or generally accepted accounting principles in the United States (“GAAP”) (but only, in the case of the foregoing clauses (A), (B) and (C), to the extent that such changes or developments occur after the date hereof and do not have a disproportionate impact on the Company relative to the other participants in the industries in which it operates) or (D) the Company entering into this Agreement and consummating the transactions contemplated hereby or (ii) would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger.

(cc) “Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

(dd) “Paying Agent” means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed by Parent to act as the Paying Agent in the Merger.

(ee) “Per Share Amount” means any of the Common Per Share Amount and the Series A-l Per Share Amount.

(ff) “Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, orders, permits or other rights and privileges issued by any Governmental Authority.

(gg) “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(hh) “Post-Closing Tax Period” means any taxable period, and that portion of any Straddle Period, that begins after the Closing Date.

(ii) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

(jj) “Proceedings” means any legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature.

(kk) “Purchase Agreements” means those Restricted Stock Agreements between the Company and any other Person.

(ll) “Series A Preferred Stock” means the Series A Preferred Stock, $0.001 par value per share, of the Company.

(mm) “Series A-l Per Share Amount” means, with respect to each share of Series A Preferred Stock, $.082828.

(nn) “Series A-l Preferred Stock” means the Series A-l Preferred Stock, $0.001 par value per share, of the Company.

(oo) “Regulation” means any rule, regulation, policy or interpretation of any Governmental Authority.

(pp) “Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

(qq) “Stock Option” means any option that is exercisable for shares of Company Common Stock and that was granted under the Company Stock Option Plan.

(rr) “Stockholder” means any holder of Company Capital Stock.

(ss) “Straddle Period” means any taxable period beginning before and ending after the Closing Date.

(tt) “Subsidiary,” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than 50% of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

(uu) “Systems” means servers, hardware systems, websites, database, circuits, networks and other computer and telecommunications assets and equipment.

(vv) “Tax” or “Taxes” means, with respect to any entity, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (ii) any Liability of such entity for the payment of any amount of the type described in the immediately preceding clause (i) above as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another entity or a member of an affiliated, consolidated, unitary or combined group.

(ww) “Tax Returns” means all returns, declarations, reports, estimates, and information statements and returns required or permitted to be filed with a Governmental Authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state, foreign, municipal or local) and settlement documents, and any schedules attached to any of the foregoing.

(xx) “Transaction Documents” means this Agreement, the Consent Agreement and such other instruments and agreements required by this Agreement to be executed and delivered hereunder.

1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

Accrued Vacation Amount	3.14(a)
Agreement	Preamble
Ambrose	3.13(a)
Ambrose Contract	3.13(a)
Annual Financial Statements	3.9
Approvals	3.1(a)
Balance Sheet Date	3.9
Certificates	2.12(c)
Certificate of Merger	2.3
Claim Notice	9.6
Claim Notice Waiting Period	9.7(a)
Claim Period	9.6
Closing	2.16
Closing Agreement	3.17(d)
Closing Date	2.16
COBRA Coverage	3.13(d)
Code	2.12(f)
Common Merger Consideration	2.6(a)(ii)
Common Stock	2.6(a)(ii)
Company	Preamble
Company Closing Balance Sheet	6.7
Company Closing Balance Sheet Date	6.7
Company Returns	3.17(a)
Continuing Employees	6.4(b)
Delivered Financial Statements	3.9
DGCL	Recitals
Dissenting Shares	2.8(b)
Effective Time	2.3
Employees	6.4(b)
Employee Plans	3.13(a)
End Date	8.1(b)
ENNNI	7.2(o)

ERISA	3.13(a)
ERISA Affiliates	3.13(a)
Escrow Agreement	6.5
Escrow Amount	2.13(a)
Escrow Fund	2.13(a)
Execution Period	5.1
GAAP	1.1(bb)
Indemnified Persons	9.3
Indemnity Claim	10.1(a)
Information Statement	6.1(b)
Infringe	3.18(e)
IRS	3.13(a)
Losses	9.3
Material Contracts	3.7(a)
Merger	Recitals
Merger Consideration	2.6(a)(ii)
Merger Sub	Preamble
Merger Sub Common Stock	2.11
Multiemployer Plan	3.13(c)
Multiple Employer Welfare Arrangement	3.13(c)
Option Consideration	2.9(b)
Parent	Preamble
Parent Representatives	5.2(a)
Payments Certificate	2.10(a)
Payoff Instructions	6.6
Payor	2.12(f)
PEO	3.13(a)
Personal Information	3.19(a)
Privacy Laws	3.19(a)
Prohibited Transaction	5.5
Real Property	3.16(b)

Restricted Shares	2.9(a)
Retained Escrow Amount	9.5(a)
Rules	11.12
Series A-l Merger Consideration	2.6(a)(i)
Sharing Percentage	2.13(b)
Stockholder Approval	3.5
Stockholders’ Agent	10.1(a)
Survival Period	9.1

Surviving Corporation	2.2
Takeover Statutes	3.21
Tax Claim	5.6(d)
Third-Party Claim	9.9(a)
Threshold	9.4(a)
Transfer Taxes	5.6(f)
WARN	3.14(d)

ARTICLE II

THE MERGER

2.1 [Intentionally Omitted]

2.2 The Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under the DGCL as a wholly owned Subsidiary of Parent. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.3 Effective Time. At the Closing, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the “Effective Time”).

2.4 Effect of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, including Section 251 thereof. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, purposes and powers, and debts, duties, and liabilities, of the Company.

(b) Unless otherwise determined by Parent prior to the Effective Time:

(i) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read as set forth on Exhibit B and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

(ii) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read as set forth on Exhibit C and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate or incorporation and bylaws. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

2.6 Conversion of Company Capital Stock.

(a) Subject to the provisions of this ARTICLE II (including Section 2.13) and ARTICLE IX, at the Effective Time, by virtue of the Merger and without any action on the holders thereof:

(i) each share of Series A-l Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A-l Preferred Stock to be canceled or which remain outstanding pursuant to Section 2.7 and Dissenting Shares) will be converted automatically into the right to receive the Series A-l Per Share Amount in cash, without interest thereon and less any applicable withholding Taxes (the “Series A-l Merger Consideration”); and

(ii) each share of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled or which remain outstanding pursuant to Section 2.7 and Dissenting Shares) will be converted automatically into the right to receive the Common Per Share Amount in cash, without interest thereon and less any applicable withholding Taxes (the “Common Merger Consideration,” and any of the Common Merger Consideration or the Series A-l Merger Consideration is also referred to as the “Merger Consideration”).

(b) Upon conversion of the Company Capital Stock pursuant to Section 2.6, each holder of a Certificate representing any such Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive, subject to this ARTICLE II and ARTICLE IX, the applicable Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.12 hereof (or upon compliance with Section 2.15), without interest thereon and less any applicable withholding Taxes.

2.7 Treatment of Stock Held by the Company. Any shares of Common Stock owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall be canceled without any conversion thereof pursuant to Section 2.6(a), and no payment shall be made with respect thereto. Each share of the Company Capital Stock owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) shall remain outstanding as shares in the Surviving Corporation, and no payment shall be made with respect thereto, and no conversion thereof shall be made pursuant to Section 2.6.

2.8 Dissenting Shares.

(a) The Company shall comply with all requirements of Section 262 of the DGCL and shall keep Parent promptly informed of all matters relating thereto.

(b) Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, any shares of Company Capital Stock outstanding immediately prior to the Effective Time held by any holder who has not voted in favor of the Merger and is otherwise entitled to demand, and who properly demands, to receive payment of the fair value for such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted pursuant to Section 2.6(a) into the right to receive the applicable Merger Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair value of such Dissenting Shares. If, after the Effective Time, such holder fails to perfect or loses its right to demand or receive such payment, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable Merger Consideration, without interest thereon, pursuant to Section 2.6(a).

(c) The Company shall give Parent (i) prompt notice and a copy of any notice of a Stockholder’s demand for payment or objection to the Merger, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands, objections and requests. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any such demands, objections and requests and shall not settle (or offer to settle) any such demands, objections and requests or approve any withdrawal of the same.

2.9 Restricted Shares; Stock Options.

(a) Subject to the provisions of this ARTICLE II (including Section 2.13) and ARTICLE IX, immediately prior to the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time that is subject to vesting, repurchase by the Company or other lapse restrictions pursuant to the Purchase Agreements or otherwise (collectively, “Restricted Shares”) shall vest and become free of such restrictions and be converted into only the right to receive an amount in cash, without interest thereon and subject to any applicable withholding Taxes, equal to the Common Merger Consideration.

(b) Subject to the provisions of this ARTICLE II (including Section 2.13) and Article IX, immediately following the Effective Time, each Stock Option that is outstanding and not exercised immediately prior to the Effective Time (whether or not then vested or exercisable) shall be canceled and extinguished and converted into only the right to receive an amount of cash, without interest thereon and subject to any applicable withholding Taxes, equal to (i) the excess, if any, of (A) the Common Merger Consideration over (B) the exercise price per share of such Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Stock Option is exercisable (assuming for this purpose, full exercisability with full acceleration of and lapse of any vesting restrictions) immediately prior to the Effective Time (such amount payable in respect of each share of Common Stock covered by such a Stock Option, the “Option Consideration”). Notwithstanding anything to the contrary herein, no Option Consideration shall be paid in respect of any Stock Option more than five years after the Closing Date. At the Effective Time, each Stock Option for which the exercise price per share exceeds the Common Per Share Amount shall be cancelled and terminated without any consideration paid therefor and without any further obligation or liability on the part of the Company.

(c) Prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary holder consents and passing any necessary resolutions of its Board of Directors) (i) to give effect to the actions contemplated by this Section 2.9 and (ii) to terminate, effective as of the Effective Time, the Company Stock Option Plans and all awards thereunder so that on and after the Effective Time no employee, consultant or independent contractor of the Company or any participant under any Company Stock Option Plan shall have any Stock Option to purchase shares of Company Capital Stock, or any right to receive Restricted Shares or any other equity interest in the Company (in each case, without the creation of any additional liability of the Company).

(d) To the extent any deductions attributable to payments to the holders of Stock Options and Restricted Shares pursuant to this Section 2.9 may be allocable to the Closing Date, they shall be treated for United States federal income tax purposes (and any similar provisions under state, local or foreign Laws) as occurring on the day after the Closing Date pursuant to the “next day rule” of Section 1.1502-76(b)(1)(ii)(B) of the U.S. Treasury Regulations.

2.10 Payments Certificate.

(a) No later than five (5) days prior to the Effective Time, the Company and the Stockholders’ Agent shall deliver to Parent a certificate, in form and substance reasonably satisfactory to Parent, of its President (the “Payments Certificate”) setting forth the Company’s and the Stockholders’ Agent’s estimate as of the Closing of:

(i) the Calculation Amount, specifying separately all components thereof (including Indebtedness of the Company as of the Effective Time, Aggregate Exercise Price, Company Transaction Expenses and Aggregate Series A-l Preferred Liquidation Payment);

(ii) the Fully Diluted Common Number; and

(iii) the following information relating to each Stockholder: (A) name, address (as listed in the corporate record books of the Company) and social security number or tax identification number (if known by the Company); (B) the number and class or series of shares of Company Capital Stock (including the number of any Restricted Shares) held by, or subject to the Stock Options held by, such Person and the respective certificate numbers (if applicable); (C) the Merger Consideration and/or Option Consideration payable to such Person, with a separate indication of all components thereof (including the Per Share Amounts); (D) with respect to each holder of Stock Options, the number, class and series of Company Capital Stock subject to such Stock Options and the exercise price per share of such Stock Options; and (E) the portion thereof to be deposited into the Escrow Fund in accordance with Section 2.13 and the Sharing Percentage to which each such Person is entitled upon any disbursements thereof.

(b) Each of the Company and the Stockholders’ Agent understands that Parent and the Paying Agent shall be entitled to rely on such certificate for the purposes of making any payments hereunder.

2.11 Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub Common Stock shall continue after the Effective Time to represent ownership of such shares of capital stock of the Surviving Corporation.

2.12 Payment Mechanics.

(a) Designation of Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as the Paying Agent in the Merger.

(b) Deposit With Paying Agent. As soon as practicable following the Effective Time and in all events within two (2) Business Days following the Effective Time, Parent shall remit to the Paying Agent cash in an amount necessary to pay to all Stockholders (other than holders of Dissenting Shares) the applicable Merger Consideration and Option Consideration to which they are entitled hereunder, less any amounts to be deposited into the Escrow Account pursuant to Section 2.13.

(c) Mailing of Letters of Transmittal; Exchange. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) that represented immediately prior to the Effective Time outstanding shares of Company Capital Stock and to each holder of Stock Options to be exchanged pursuant to Sections 2.6 or 2.9, as applicable, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if applicable) shall pass, only upon delivery of the Certificates (if applicable) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify, including acknowledgement of the provisions of ARTICLE IX) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the applicable Merger Consideration or Option Consideration therefor. Upon surrender of a Certificate (if applicable) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor payment of the applicable Merger Consideration or Option Consideration that such holder has the right to receive pursuant to Section 2.6 or 2.9 (but subject to Section 2.13), after giving effect to any applicable withholding Taxes, and the Certificate (if applicable) so surrendered shall forthwith be canceled.

(d) Non-Registered Holders. If any portion of the Merger Consideration or Option Consideration is to be paid to a Person other than the Person in whose name the Certificate (if applicable) for the related shares of Company Capital Stock or the Person in whose name the Stock Option surrendered in exchange therefor is registered, then it will be a condition to such payment that (i) the Certificate (if applicable) so surrendered will be properly endorsed and otherwise in proper form for transfer and (ii) the Person requesting such exchange will have paid any transfer or other Taxes required by reason of such payment in a name other than the registered holder or will have established to the satisfaction of Parent (or any agent designated by Parent) that such Tax has been paid or is not applicable.

(e) Unclaimed Amounts. At any time following six (6) months after the Effective Time, all cash deposited with the Paying Agent pursuant to Section 2.12(b) that remains undistributed to the Stockholders shall be delivered to Parent upon demand, and thereafter the affected Stockholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof and subject to this ARTICLE II. In addition, notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or the Stockholders’ Agent shall be liable to any Stockholder for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding of Tax. Parent, the Surviving Corporation and the Paying Agent and the Escrow Agent (each, a “Payor”) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as the applicable Payor shall determine in good faith that it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder (the “Code”), or any provision of federal, state, local or foreign Laws relating to Taxes, (i) with respect to payroll tax and income tax withholding, in accordance with the amounts set forth on Schedule 2.12(f) attached hereto, subject to adjustments at Closing, and (ii) otherwise (including with respect to backup withholding), in accordance with applicable Laws as determined in good faith by the Payor. To the extent that amounts are so withheld by a Payor, such withheld amounts shall be paid to the applicable Governmental Authority and will be treated for all purposes of this Agreement as having been paid to Stockholder in respect of which such deduction and withholding were made. Notwithstanding the foregoing, prior to the Closing, the Company shall be responsible for determining, in compliance with all applicable Law, and Schedule 2.12(f) attached hereto shall include, all payroll tax, withholding, and reporting obligations with respect to the holders of Restricted Shares and Stock Options. The Company shall deliver Schedule 2.12(f) to Parent no later than three (3) Business Days prior to the Effective Time.

2.13 Escrow.

(a) Notwithstanding anything to the contrary in this ARTICLE II, at the Effective Time and subject to and in accordance with the provisions of ARTICLE IX and the Escrow Agreement, Parent shall pay to the Escrow Agent, for deposit into an escrow fund (the “Escrow Fund”) on behalf of the Stockholders and Stock Option holder, an aggregate amount equal to $700,000 (as increased from time to time by the amount of any interest, dividends, earnings and other income on such amount, the “Escrow Amount”), which amount shall be deemed to reduce the Merger Consideration payable under this ARTICLE II and which shall be held by the Escrow Agent in accordance with ARTICLE IX and the Escrow Agreement.

(b) The Escrow Fund shall be held in escrow and shall be available to compensate the Indemnified Persons as provided in ARTICLE IX. To the extent not used for such purposes, such funds shall be released as provided in ARTICLE IX hereof. Each Stockholder and Stock Option holder shall be deemed to have contributed an amount to the Escrow Fund equal to (i) the Escrow Amount multiplied by (ii) a fraction, the numerator of which is the aggregate amount of consideration payable to such holder under this ARTICLE II and the denominator of which is the aggregate amount of consideration payable to all such holders (including holders of Dissenting Shares, if any, assuming that they had not asserted appraisal rights) under this ARTICLE II. Each Stockholder’s allocable interest in the Escrow Fund (calculated as a percentage based on such Stockholder’s contribution amount pursuant to the foregoing sentence relative to all contributed amounts to the Escrow Fund) is referred to herein as a Stockholder’s “Sharing Percentage.”

2.14 Further Ownership Rights. The Merger Consideration and Option Consideration paid in accordance with the terms of this ARTICLE II (including amounts paid into the Escrow Fund pursuant to this ARTICLE II) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Stock (including any rights to receive accumulated but undeclared dividends on such Company Capital Stock). At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Surviving Corporation, and from and after the Effective Time, the Stockholders shall cease to have any rights (including any rights to receive accumulated but undeclared dividends on any Company Capital Stock) with respect thereto except as otherwise provided for herein. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

2.15 Lost, Stolen or Destroyed Certificates. In the event any Certificates representing Company Capital Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay the applicable Merger Consideration in exchange for such lost, stolen or destroyed Certificates only upon the making of an affidavit of that fact by the holder thereof and the delivery of such other documents reasonably requested by the Paying Agent and Parent.

2.16 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 8.1, and subject to the satisfaction of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Eastern Standard Time) on the date (the “Closing Date”) that is the third (3rd) Business Day after all the conditions set forth in ARTICLE VII shall have been satisfied (or waived in accordance with Section 11.2), unless another time and/or date is agreed to by Parent and the Company. The Closing shall take place at the offices of Arnold & Porter LLP, 1600 Tysons Boulevard, Suite 900, McLean, Virginia 22102 or such other place as Parent and the Company otherwise agree.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders and approvals (collectively, “Approvals”) necessary, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to possess such Approvals has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) At no time has the Company had, and the Company does not have, any Subsidiaries, and except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

3.2 Organizational Documents. The Company has heretofore furnished to Parent a true and complete copy of the Company Charter and the Company Bylaws, as modified, supplemented, amended or restated as of the date of this Agreement. The Company Charter and the Company Bylaws are in full force and effect, and no other organizational documents are applicable to or binding upon the Company.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 197,369,393 shares, consisting of (i) 109,500,000 shares of Common Stock and (ii) 87,869,393 shares of Preferred Stock, of which (x) 23,869,393 shares have been designated as Series A Preferred Stock and (y) 64,000,000 shares have been designated as Series A-l Preferred Stock. With respect to such authorized capital stock, (i) (x) 6,179,786 shares of Common Stock are issued and outstanding, and (y) 7,608,178 shares of Common Stock are duly reserved for future issuance pursuant to the Company Stock Option Plan, (ii) (x) there are no shares of Series A Preferred Stock issued and outstanding and (y) 64,000,000 shares of Series A-l Preferred Stock are issued and outstanding, and (iii) no shares of Common Stock and no shares of Preferred Stock are owned beneficially or of record by the Company. Section 3.3(a) of the Company Disclosure Schedule sets forth the following information relating to each Stockholder: (i) its name, address (as listed in the corporate record books of the Company) and social security number or tax identification number (if known by the Company) and (ii) the number and class or series of shares of Company Capital Stock (including the number of any Restricted Shares) held by such Person and the respective certificate numbers.

(b) None of the outstanding shares of Company Capital Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except as set forth in Section 3.3(a), no shares of voting or non-voting capital stock, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. All Stock Options have been granted under the Company Stock Option Plan. Section 3.3(b) of the Company Disclosure Schedule sets forth a true and complete list of the Stock Options and all other options and rights to purchase Company Capital Stock, together with the number of shares of Company Capital Stock subject to such security, the extent to which such security is vested and/or exercisable, the date of grant or issuance, the exercise price, whether such option is a non-qualified stock option or an incentive stock option, the expiration date of such security and the total number of shares of Company Capital Stock subject to such securities. Other than the Option Consideration, no Stock Option shall entitle the holder thereof to receive anything after the Merger in respect of such Stock Option. All outstanding shares of Company Capital Stock are validly issued, fully paid and nonassessable and not subject to any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or similar right. Except for the Company Capital Stock, there are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights (or other than the Stock Options, convertible into, or exchangeable for, securities with voting rights) on any matters on which Stockholders may vote.

(c) Except as described in Sections 3.3(a), 3.3(b) and 3.3(c) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business consistent with past practice) to cause the Company to register its securities or which otherwise relate to the registration of any securities of the Company. Except for the Consent Agreement, there are no voting trusts, proxies or other Contracts of any character to which the Company or, to the Knowledge of the Company, any of the Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company.

3.4 Authority; Enforceability. Each of the Company and the Stockholders’ Agent has all necessary corporate or other power and authority to execute and deliver this Agreement, each Transaction Document to which it is a party and each instrument required to be executed and delivered by it on or prior at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and the Stockholders’ Agent of this Agreement, each other Transaction Document and each instrument required to be executed and delivered by it on or prior to the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Company’s Board of Directors and the comparable governing body of the Stockholders’ Agent, if applicable, and have been duly and validly authorized by all corporate or similar action, and no other corporate or similar proceedings on the part of the Company or the Stockholders’ Agent are necessary to authorize this Agreement, any Transaction Document to which they are a party or any instrument required to be executed and delivered by them on or prior to the Closing or the consummation of transactions contemplated hereby or thereby, other than the Stockholder Approval, which shall be duly and effectively given immediately after the execution of this Agreement. Each of this Agreement, the other Transaction Documents to which the Company and the Stockholders’ Agent are party and each instrument required to be executed and delivered by them on or prior to the Closing has been duly and validly executed and delivered by the Company and the Stockholders’ Agent and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of each of the Company and the Stockholders’ Agent, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.5 Required Vote. The Board of Directors of the Company has by written consent prior to the execution of each Transaction Document to which the Company is a party, (a) unanimously approved and declared advisable this Agreement and each other Transaction Document to which the Company is a party, (b) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Stockholders, (c) resolved to recommend and has recommended the approval and adoption of this Agreement and the Merger to the Stockholders and (d) directed that this Agreement and the Merger be submitted to the Stockholders for their approval and adoption. The affirmative vote of (i) holders of a majority of all the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and (ii) holders of a majority-in-interest of all the outstanding shares of Preferred Stock, voting together as a single class (collectively, such vote referred to in clauses (i) and (ii), the “Stockholder Approval”) are the only votes, approvals or other corporate actions of the holders of Company Capital Stock or of any other security of the Company necessary to approve, authorize and adopt this Agreement, the Merger, the other Transaction Documents and the other transactions contemplated hereby and thereby and to consummate the Merger and the other transactions contemplated hereby and thereby. After receipt of the Stockholder Approval, which will occur immediately after the execution of this Agreement, the Merger and this Agreement will be duly and validly adopted and approved, and no further vote, approval or other action on the part of any holder of Company Capital Stock or of any other security of the Company will be required to approve or adopt this Agreement, the Merger, the other Transaction Documents and the other transactions contemplated hereby and thereby or to consummate the Merger and the other transactions contemplated hereby and thereby. The Stockholders that are party to the Consent Agreement own (beneficially and of record) and have the right to cast, in the aggregate, at least 89% of the total votes entitled to be cast by holders of issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted-to-Common-Stock basis and 100% of the total votes entitled to be cast by holders of issued and outstanding shares of Preferred Stock, voting together as a single class.

3.6 No Conflict; Required Filings and Consents. The execution and delivery by the Company and the Stockholders’ Agent of this Agreement, the other Transaction Documents to which they are a party or any instrument required by this Agreement to be executed and delivered by them on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which they are a party and any instrument required by this Agreement to be executed and delivered by them on or prior to the Closing shall not, (a) except as set forth in Section 3.6(a) of the Company Disclosure Schedules, conflict with or violate the Company Charter or the Company Bylaws, (b) conflict with or violate any Law or Order applicable to the Company by which any of its properties, rights or assets is bound or affected, except any such conflict or violation that could not reasonably be expected to have a Material Adverse Effect, (c) result in any breach or violation of, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the Company’s or the Stockholders’ Agent’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of the Company pursuant to, any bond, indenture, Contract, permit, franchise or other instrument or obligation to which the Company is a party or by which such Person or its properties, rights or assets is bound or affected, except any such breach, violation or default that could not reasonably be expected to have a Material Adverse Effect, or (d) except as set forth in Section 3.6(d) of the Company Disclosure Schedules, require the Company or the Stockholders’ Agent to obtain any Approval of any Person or Governmental Authority, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Authority, except for, in the case of this clause (d), (i) the Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law.

3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedule sets forth (in subsections corresponding to the subsections hereof) a true and complete list, and if oral, an accurate and complete summary, of all Contracts to which the Company is a party or by which it or its properties, rights or assets are bound that are material to the Company or the operation of its business as conducted (collectively, the “Material Contracts”). True and complete copies of all Material Contracts have been delivered to Parent by the Company. Section 3.7(a) of the Company Disclosure Schedule indicates by an asterisk (“*”) any Contract that would purport to bind Parent or any of its Affiliates (other than the Surviving Corporation) following the consummation of the Merger.

(b) Each Material Contract is in full force and effect, is a valid and binding obligation of the Company and, to the Knowledge of the Company, of each other party thereto and is enforceable in accordance with its terms against the Company and against each other party, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), and such Material Contracts will continue to be valid, binding and enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), and in full force and effect immediately following the consummation of the transactions contemplated hereby, with no alteration or acceleration or increase in fees or liabilities as a result thereof. The Company is not or, to the Knowledge of the Company, is not alleged to be, and no other party, to the Knowledge of the Company, is or is alleged to be, in default under, or in breach or violation of, any Material Contract, and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation which could reasonably be expected to have a Material Adverse Effect.

3.8 Compliance. Except as set forth in Section 3.8 of the Company Disclosure Schedules, the Company is and has been in compliance with, and is not in default or violation of, (a) the Company Charter and or the Company Bylaws, (b) any Law or Order by which it or any of its properties, rights or assets are bound or affected and (c) the terms of all bonds, indentures, Contracts, permits, franchises and other instruments or obligations to which it is a party or by which it or any of its properties, rights or assets are bound or affected, except any such failure to comply or default or violation in the case of clauses (b) and (c) above that could not reasonably be expected to have a Material Adverse Effect. The Company is in material compliance with the terms of all applicable Approvals. The Company has not received written or, to the Company’s Knowledge, oral notice of any revocation or modification of any material Approval of any Governmental Authority or that the Company is not in compliance with any Approval or any Law or Order.

3.9 Financial Statements. Section 3.9 of the Company Disclosure Schedule contains a true and complete copy of the (i) unaudited consolidated balance sheet of the Company as of December 31, 2008 and the related unaudited consolidated statement of operations, statement of changes in stockholders’ deficiency and consolidated statement of cash flows for the fiscal year then ended (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2009 and the related consolidated statement of operations and consolidated statement of cash flows for the fiscal periods then ended (collectively, the “Delivered Financial Statements”). March 31, 2009 is referred to herein as the “Balance Sheet Date.” The Delivered Financial Statements were prepared on the basis of the books and records of the Company kept in the ordinary course consistent with past practice and in accordance in all material respects with GAAP applied on a consistent basis throughout the periods indicated and fairly present the consolidated financial position of the Company as of the respective dates thereof and for the periods indicated.

3.10 Absence of Certain Changes or Events. Since the Balance Sheet Date:

(a) There has not been any fact, event, change, development, circumstance or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has conducted its business only in the ordinary course of business consistent with past practice.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, (i) there has not been any change by the Company in its accounting or cash management methods, principles or practices (including with respect to reserves, revenue recognition, timing for payments of payments of accounts payable and collections of accounts receivable) or any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, and (ii) there has not been any action or event, and the Company has not agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

3.11 No Undisclosed Liabilities; No Indebtedness. The Company has no liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance that could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) disclosed in the Delivered Financial Statements, (ii) incurred since March 31, 2009 in the ordinary course of business consistent with past practice (but excluding any incurrence of Indebtedness), or (iii) disclosed on Section 3.11 of the Company Disclosure Schedule, in each case however in amounts that are not material to the Company. Except for liabilities (including accounts payables) incurred in the ordinary course of business since the Company Closing Balance Sheet Date, on the Closing Date, the Company shall have no accounts payable or other material liability, whether absolute, contingent, fixed, matured, unmatured, liquidated, unliquidated, choate, inchoate, secured, unsecured or otherwise and whether due or to become due that would be required by GAAP to be reflected on the Company Closing Balance Sheet if the Company Closing Balance Sheet were prepared as of the Closing Date (rather than the Company Closing Balance Sheet Date) that are not properly reflected on the Company Closing Balance Sheet.

3.12 Absence of Litigation, Claims and Orders. There is no (a) Claim pending or, to the Knowledge of the Company, threatened on behalf of or against the Company or any of its properties, rights or assets (including cease and desist letters or requests for a license) which if determined adversely to the Company could be reasonably expected to have a Material Adverse Effect, (b) Order outstanding to which the Company or any of its properties, rights or assets is subject which could be reasonably expected to have a Material Adverse Effect or (c) Claim pending or, to the Knowledge of the Company, threatened on behalf of or against the Company that questions or challenges (i) the validity of this Agreement or any other Transaction Document to which it is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Document to which it is a party or in connection with the transactions contemplated hereby and thereby. The Company is not subject to any outstanding Claim or Order, and the Company has not received a Claim or demand for payment, or has no Knowledge of any basis for the same, against it in respect of this Agreement, any Transaction Document to which it is a party or the transactions contemplated hereby and thereby.

3.13 Employee Benefit Plans.

(a) Section 3.13(a)(i) of the Company Disclosure Schedule lists all Employee Plans. “Employee Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA) and all bonus, stock option, stock purchase, stock appreciation, incentive, deferred compensation, retirement, supplemental retirement, severance, change in control, golden parachute, vacation, welfare, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, fringe and all other employee benefit plans, programs agreements, policies or arrangements and all employment, consulting, advisory, executive compensation or severance Contracts, agreements or funds, whether or not subject to ERISA, formal or informal, written or oral, (i) for the benefit of any present or former employee, director, independent contractor, consultant or other service provider of the Company, which is or has been entered into, contributed to, established by, participated in and/or maintained by the Company or any of its “ERISA Affiliates” (defined as any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code) or any professional employer organization (“PEO”) (including, without limitation, Ambrose Employer Group, LLC (together with its Affiliates, “Ambrose”) or (ii) under which the Company or any of its ERISA Affiliates has or may have any liability or obligation, whether or not such plan is terminated. With respect to each Employee Plan, the Company has provided to Parent current, correct and complete copies of (where applicable) (A) any and all plan documents (including trust agreements), summary plan descriptions, summaries of material modifications, amendments and resolutions related to such Employee Plans, (B) the most recent determination letters or opinion letters received from the Internal Revenue Service (the “IRS”), if any, and all material communications to or from the IRS or any other Governmental Authority relating to each Employee Plan, if any, and all material employee communications relating to each Employee Plan, (C) the three (3) most recent Form 5500 Annual Reports, if any, (D) the most recent audited financial statements and actuarial valuation reports if any, and (E) any and all insurance Contracts and other Contracts related to each such Employee Plan. Except as set forth in Section 3.13(a)(ii) of the Company Disclosure Schedule, there are no restrictions on the ability of the Company to terminate its participation in any Employee Plan or on the ability of the sponsor of each Employee Plan to amend or terminate any Employee Plan, and each Employee Plan may be transferred by the Company or Ambrose to Parent. Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Employee Plan that would affect any current or former employee, director, independent contractor, consultant or other service provider of or to the Company or any ERISA Affiliate. For purposes of this Agreement, any person who performs (or has performed) services for the Company pursuant to a Contract with Ambrose (an “Ambrose Contract”) shall be deemed to be (or have been) an employee (or former employee) of the Company. Except for the Ambrose Contract, the Company is not a party (and has never been a party) to any Contract with any PEO.

(b) (i) There has been no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Plan; (ii) the Company has no Knowledge of any Claims pending with respect to any Employee Plan (other than routine claims for benefits) or Claims threatened or anticipated against any

Employee Plan or against the assets of any Employee Plan, or against the Company, any ERISA Affiliate, or, to the Knowledge of the Company, Ambrose nor are there any current or, to the Knowledge of the Company, threatened, Liens on the assets of any Employee Plans; or Liens on the assets of the Company or any ERISA Affiliate under ERISA or Subchapter D of Chapter 1 of the Code, nor, to the Knowledge of the Company, does any condition exist that presents a material risk of any such Lien arising; (iii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Claims; (iv) no written or oral communication has been received from any Governmental Authority concerning the funded status of any Employee Plan or any transfer of assets or liabilities from or to any Employee Plan; (v) to the Knowledge of the Company, there is no judgment, decree, injunction, rule or order of any Court, Governmental Authority or arbitrator outstanding against or in favor of any Employee Plan, and there are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Authority involving any Employee Plan; (vi) each Employee Plan and the Ambrose Contract conform to, and in operation and administration have been established and administered in all material respects in compliance with, the terms thereof and requirements of any and all applicable Laws, including but not limited to ERISA and the Code; (vii) the Company, its ERISA Affiliates and, to the Knowledge of the Company, Ambrose have performed in all material respects all obligations required to be performed by them under each Employee Plan and are not in default under or violation of, and have no Knowledge of any default or violation by any other Person with respect to, any of the Employee Plans; (viii) each Employee Plan intended to qualify under Section 401(a) of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to adversely affect such qualification or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified status of such Employee Plan; (ix) all contributions required to be made to any Employee Plan pursuant to its terms, the requirements of ERISA or the Code or any collective bargaining agreement, or otherwise, have been made on or before their due dates and all obligations in respect of each Employee Plan have been properly accrued and reflected in the Delivered Financial Statements; (x) to the Knowledge of the Company no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or Chapter 43 of the Code, or to any other material liability; (xi) each of the Employee Plans that is intended to satisfy the requirements of Sections 125, 423 or 501(c)(9) of the Code satisfies such requirements; (xii) to the Knowledge of the Company, no “reportable event” (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan; (xiii) for each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent filing since the date thereof; (xiv) all payments, awards, grants or bonuses made or other property provided pursuant to any Employee Plan have been, or will be, fully deductible by the Company notwithstanding the provisions of Sections 162(m) and 280G of the Code and the Regulations promulgated thereunder.

(c) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring any liability under such Title. No Employee Plan is subject to Sections 302, 303, 304 or 305 of ERISA or Sections 412, 430, 431 or 432 of the Code. None of the Company or any of its ERISA Affiliates has incurred any liability under such Sections, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring a liability under such Sections. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, no Employee Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) (a “Multiple Employer Welfare Arrangement”), or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control (within the meaning of Section 4063(a) of ERISA), and none of the Company or any of its ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan, any Multiple Employer Welfare Arrangement or any single employer plan that has two or more contributing sponsors at least two of whom are not under common control.

(d) Each Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state law, Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, to the extent such requirements are applicable. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, no Employee Plan obligates the Company to provide benefits (whether or not insured) to any current or former employee, consultant or other service provider of or to the Company following such current or former employee’s or consultant’s or service provider’s termination of employment or consultancy with the Company, other than COBRA Coverage or coverage mandated by state Law. No Employee Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(e) Each compensation arrangement between the Company and a service provider and each Employee Plan that is subject to Code Section 409A complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such arrangement or Employee Plan). None of the transactions contemplated by this Agreement will constitute or result in a deferral of compensation subject to Code Section 409A.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, neither the execution of this Agreement, any other Transaction Document, the Stockholder Approval, nor the consideration of the transactions contemplated by this Agreement (whether alone or in connection with any other events), could result in or is a precondition to (i) any current or former employee, director or service provider of or to the Company or any Subsidiary of the Company becoming entitled to any severance pay or any increase in severance pay upon any termination of employment or (ii) the acceleration of the time of payment or vesting of, or any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or any increase in the amount payable under, or in any other material obligation pursuant to, any of the Employee Plans.

(g) There are no Employee Plans and there are no other Contracts, plans or arrangements (written or otherwise) covering any current or former employee, director, officer, shareholder or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount or benefit that would not be deductible pursuant to the terms of Section 280G of the Code.

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, no Employee Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(i) All workers’ compensation benefits paid or payable to any current or former employee, director or other service provider of or to the Company are fully insured by a third party insurance carrier.

(j) No Employee Plan is maintained outside the jurisdiction of the United States.

(k) Each Person who performs or renders services to or for the Company has been, and is, properly classified by the Company and Ambrose as an employee, contractor or consultant. All Persons classified as contractors or consultants of the Company satisfy and have at all times satisfied the requirements of applicable Law to be so classified. The Company and Ambrose have fully and accurately reported such Persons’ compensation on IRS Forms 1099 or similar forms when required to do so. The Company does not have and has not had any obligations to provide benefits with respect to such Persons under any Employee Plan or otherwise. The Company does not employ, and has not ever employed, any “leased employees” as defined in Section 414(n) of the Code.

3.14 Employment and Labor Matters.

(a) Section 3.14(a)(l) of the Company Disclosure Schedule identifies, with respect to each of calendar years 2009 and 2008, (i) all directors and officers of the Company and their respective titles, (ii) all employees and consultants employed or engaged by the Company and (iii) for each individual identified in clause (i) or (ii), such Person’s W-2 compensation for 2008, year-to-date compensation, annual base salary and bonus opportunity for 2009, job title and date of hire (provided that the Company shall furnish an updated schedule with respect to clauses (ii) and (iii) for new hires and terminations after the date hereof, subject to Section 5.1, in an updated Section 3.14(a)(l)(ii) and 3.14(a)(l)(iii) of the Company Disclosure Schedule, as of the Closing Date. Section 3.14(a)(2) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all accrued vacation time for all employees of the Company as of the date hereof and the value of all such accrued vacation time based on each such employees’ compensation level in effect (the “Accrued Vacation Amount”) as of the Effective Time.

(b) Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, there are no employment, consulting, collective bargaining, severance pay, continuation pay, separation, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company, on the one hand, and any current or former Stockholder, Affiliate, officer, director, employee, consultant, labor organization or other representative of any of the Company’s employees, on the other hand, nor is any such Contract presently being negotiated.

(c) The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, benefits, contributions or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law. The Company is not liable for any severance pay or other payments to any employee, consultant or independent contractor or former employee, consultant or independent contractor arising from the termination of employment or other service relationships, nor will the Company have any liability under any benefit or severance policy, practice, Contract, plan, program or Law which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by or under contract with the Company on or prior to the Effective Time. None of the Company’s employment policies or practices are currently being audited or investigated by any Governmental Authority or Court. There is no pending or, to the Knowledge of the Company, threatened Claim, unfair labor practice charge or other charge or inquiry against the Company brought by or on behalf of any current, prospective or former employee, consultant, independent contractor, retiree, labor organization or other representative of the Company’s employee or other individual or any Governmental Authority with respect to employment practices brought by or before any Court or Governmental Authority, nor is there or has there been any audit or investigation related to the Company’s classification of independent contractors and consultants. The Company has properly classified its employees as exempt or non-exempt in accordance with the Fair Labor Standards Act.

(d) (i) There are no material controversies pending or threatened, between the Company and any of its employees, consultants or independent contractors; (ii) the Company is not a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company nor are there any activities or proceedings of any labor union to organize any such employees, consultants or independent contractors of the Company; (iii) there have been no strikes, slowdowns, work stoppages, disputes, lockouts or threats thereof by or with respect to any employees, independent contractors or consultants of the Company; (iv) there are no employment-related grievances or any internal investigation of any complaints of employment Law violations pending or threatened; (v) there are no pending workers’ compensation claims regarding employees of the Company; and (vi) the Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. The Company is in compliance in all material respects with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, including the obligations of the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and any similar state or local statute, rule or regulation, and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise. The Company has not effectuated a “plant closing” or “mass layoff” (as those terms are defined in WARN or similar Laws) affecting in whole or in part any site of employment, facility, operating unit or employee of the Company without complying with all provisions of WARN or similar Laws or implemented any early retirement, separation or window program, nor has the Company planned or announced any such action or program for the future.

(e) Neither the Company nor, to the Knowledge of the Company, any of the Company’s employees, consultants or independent contractors is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any Court or Governmental Authority that would interfere with the use of such Person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted.

(f) Except as set forth in Schedule 3.14(f), no employee of the Company has provided any notice to the Company of his or her intent, or to the Knowledge of the Company, has any intent, to terminate his or her employment with the Company.

(g) All of the Company’s employees are “at will” employees, subject to any termination notice provisions included in its employment agreements or required under applicable Law, and there is no circumstance that could give rise to a valid claim by a current or former employee, independent contractor or consultant of the Company for compensation on termination of employment.

3.15 Absence of Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any of its properties, rights or assets that would be binding on Parent or any of its Affiliates (other than the Surviving Corporation) or their respective properties, rights or assets following the consummation of the Merger and the other transactions contemplated hereby. The consummation of the Merger and the other transactions contemplated hereby will not (a) result in the granting by Parent or any of its Affiliates of any rights or licenses to any Intellectual Property (other than Intellectual Property of the Surviving Corporation) to a third party (including any covenant not to sue) or (b) subject Parent or its Affiliates (other than the Surviving Corporation) to any non-competition, non-solicitation, standstill, exclusive dealing or similar restriction on their respective businesses.

3.16 Title to Properties, Rights and Assets; Leases.

(a) The Company has good and marketable title to all of its material real or personal properties (whether owned or leased, tangible or intangible), rights and assets, free and clear of all Liens.

(b) The Company does not own any real property or other interest therein, other than interests in the Real Property as described in Section 3.16(b) of the Company Disclosure Schedule. Section 3.16(b) of the Company Disclosure Schedule contains a list of all leases of, licenses and other interests in real property to which the Company is a party or in which it holds a leasehold interest, license or other interest (collectively, “Real Property”). With respect to such Real Property, (i) each Real Property lease, license or interest to which the Company is a party is in full force and effect and enforceable against the Company and the counterparty thereto in accordance with its terms, (ii) all rents, additional rents and or other payments due to date from the Company on each such lease, license or other interest have been paid, (iii) the Company has not received notice that it is in default thereunder and (iv) there exists no default by the Company under such lease, license or other interest. There are no leases, subleases, licenses, concessions or any other Contracts to which the Company is a party granting to any Person other than the Company any right to possession, use occupancy or enjoyment of any of the Real Property or any portion thereof. The Company is not obligated under or bound by any option, right of first refusal, purchase Contract or other Contract to sell or otherwise dispose of any Real Property or any other interest in any Real Property.

3.17 Taxes. For purposes of this Section 3.17, except subsections (n) and (o), the term “Company” includes both the Company and Polar News Company, LLC in its capacity as predecessor as the owner and operator of the Company’s business and assets.

(a) Except as disclosed herein and as disclosed in Section 3.17 of the Company Disclosure Schedule, the Company (i) has filed, in a timely and proper manner, consistent with applicable Laws, all material federal, state, local and foreign Tax Returns required to have been filed (the “Company Returns”) with the appropriate governmental agencies in all jurisdictions in which Company Returns are required to be filed; (ii) has timely paid all material Taxes of the Company required to have been paid by the Company, and (iii) currently is not the beneficiary of an extension of time within which to file any Tax Return. All such Company Returns so filed were correct and complete in all material respects at the time of filing. Patch Media Corporation has not filed any Tax Returns and is not required to file any federal income Tax Returns for any period prior to January 1, 2009. Polar News Company, LLC has not filed any Tax Returns for any period prior to January 1, 2009; its 2008 federal income Tax Return is on extension.

(b) Except as disclosed in Section 3.17 of the Company Disclosure Schedule, all material Taxes of the Company attributable to all periods up to and including December 31, 2008 have been previously paid and the Company will not accrue a Tax Liability from December 31, 2008 up to and including the Closing Date, other than a Tax Liability accrued in the ordinary course of business or accrued in connection with the transactions expressly required or permitted under this Agreement.

(c) The Company has not been notified in writing or, to the Knowledge of the Company, otherwise, by the IRS or any state, local or foreign taxing authority that any issues have been raised in connection with any Company Return, and no waivers of statutes of limitations have been given with respect to the Company that are still in effect. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, to the Knowledge of the Company, no audit, examination, investigation, deficiency, adjustment, refund claim, litigation or other proceeding with respect to the Company Returns, paid or unpaid Taxes or Tax attributes or status of the Company has been proposed, asserted or assessed (tentatively or otherwise) or is pending.

(d) The Company has not executed or entered into, and is not otherwise bound by, any agreement conceding or agreeing to any treatment of Taxes, including, without limitation, an IRS Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Company pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law (each, a “Closing Agreement”).

(e) The Company (i) has not incurred any “personal holding company tax” within the meaning of Section 541 of the Code and (ii) has not been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not agreed to, and is not required to, make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, except for any such adjustment that may be required by the consummation of the Merger in accordance with this Agreement.

(f) The Company has never distributed the stock of any corporation or had its stock distributed by another Person in a transaction satisfying, or intended to satisfy, the requirements of Section 355 of the Code (or any corresponding provision of state, local or foreign Tax law).

(g) The Company has made no payment or benefit or provided, or paid, to any current or former employee, director or other service provider of or to the Company (including pursuant to this Agreement or any Transaction Document), nor is the Company obligated to make or provide any payment or benefit after the Closing, that will fail to be deductible for federal income Tax purposes by reason of Section 280G of the Code.

(h) The Company has never acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(i) The Company has not engaged in any reportable transactions for purposes of Treasury Regulation §1.6011-4. The Company has no material item of income or gain reported for financial accounting purposes in a Pre-Closing Tax Period which is required to be included in taxable income in a Post-Closing Tax Period.

(j) The Company shall not be required to include in a Post-Closing Tax Period taxable income attributable to income of the Company that accrued in a Pre-Closing Tax Period but was not recognized in any Pre-Closing Tax Period for any reason, including (i) the installment method of accounting, (ii) the long-term contract method of accounting, or (iii) an election under Section 108(i) of the Code.

(k) The Company does not own shares of any controlled foreign corporations (as defined in Section 957 of the Code), passive foreign investment companies (as defined in Section 1297 of the Code) or foreign investment companies (as defined in Section 1246 of the Code).

(1) The Company does not own any interest in an entity that is treated as a partnership or disregarded entity for any Tax purposes.

(m) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, excluding, however, any amounts required to be withheld by the Company in connection with payments to the holders of Stock Options and

Restricted Shares pursuant to Section 2.9 that are made on the Closing Date and that are described in Section 2.9(d).

(n) The Company has never been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary return under state, local or foreign Tax law.

(o) The Company does not have any liability for the Taxes of any other Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee (within the meaning of Section 6901 of the Code or any other applicable Law), as a successor by operation of law, by contract or otherwise.

3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company, a true and complete list of (i) all United States and foreign patent, copyright, trademark, service mark, trade dress, domain name and other registrations and applications, indicating for the applicable jurisdiction, registration number (or application number) and date issued or, if not issued, date filed, and (ii) all material unregistered Intellectual Property and copyrightable works and works of authorship (including Software and a summary description of material trade secrets).

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, all registered Intellectual Property owned by the Company is (and applications therefor are), to the Company’s Knowledge, subsisting, unexpired, not abandoned, currently in compliance with all legal requirements (including timely filings, proofs and payments of fees), not subject to any filings, fees or other actions falling due within sixty (60) days after the Closing Date, valid and enforceable. No actions are necessary (including filing of documents or payment of fees) within sixty (60) days after the Closing Date to (i) maintain or preserve the validity, scope or status of any registered Intellectual Property, or (ii) to avoid a statutory bar to patentability of any material unregistered Intellectual Property.

(c) The Company owns (or has the valid right to use) all of the Intellectual Property used in the conduct of the Company’s business as currently conducted and as contemplated to be conducted free of all Liens. No royalties, honoraria or other fees are payable by the Company to any third parties with respect to any Intellectual Property.

(d) The Company has taken all actions and executed all agreements reasonably necessary to maintain, police and protect its material Intellectual Property, including its ownership of such Intellectual Property, and the validity, scope and value thereof. The Company has taken all actions reasonably necessary to ensure the trade secret status and confidentiality of its material trade secrets and of any other material proprietary information, and have disclosed such trade secrets only pursuant to written confidentiality agreements (true and complete copies of which have been provided to Parent) to the Persons set forth on Section 3.18(d) of the Company Disclosure Schedule. To the Knowledge of the Company, no other Person has or is attempting to acquire knowledge of the material trade secrets of the

Company. There has been no unauthorized disclosure of any of the Company’s proprietary source code.

(e) (i) To the Company’s Knowledge, the conduct of the Company’s business as currently conducted and as contemplated to be conducted (and its employees’ and consultants’ performance of their duties in connection therewith) and the use of the Company’s Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with (“Infringe”) any Intellectual Property of any Person, and, to the Knowledge of the Company, the Intellectual Property of the Company is not being Infringed by any Person; (ii) without limiting the generality of clause (i), to the Company’s Knowledge, there are no patents, published patent applications or other patent applications that impede or limit or potentially impede or limit the current or contemplated operation of the Company’s business or use of Intellectual Property; and (iii) there is no Claim, Order or notice pending or outstanding or, to the Knowledge of the Company, threatened or imminent (including cease and desist letters or invitations to take a license), that seeks to limit or challenge or that concerns the ownership, use, validity, scope, registrability or enforceability of any Intellectual Property owned or used by the Company, and the Company has received no written notice of the same, and, to the Knowledge of the Company, there is no valid basis for the same.

(f) All Software and Systems owned or used in the Company’s business as currently conducted or as contemplated to be conducted (i) are free from any material defect, bug, virus, or programming, design or documentation error or corruptant, (ii) are fully functional and operate and run in a reasonable and efficient business manner and (iii) conform in all material respects to the specifications and purposes thereof.

(g) No other Person has any ownership interest in, or, except as set forth in Section 3.18(g) of the Company Disclosure Schedule, the right to use, any Intellectual Property purportedly owned, in whole or in part, by the Company and used in the Company’s business as currently conducted or as contemplated to be conducted, and the transactions contemplated hereby shall not grant to or allow any Person any ownership interest in, or the right to use, any Intellectual Property owned, in whole or in part, by the Company, Parent or any of their Affiliates. All material Intellectual Property purportedly owned by the Company is owned exclusively by it, free of any claims or interests of third parties (including current and former employees, consultants and contractors or any current or former employers of same). All Persons who have contributed to the creation, invention, modification or improvement of any material Intellectual Property purportedly owned by the Company, in whole or in part, have signed written agreements ensuring that all such Intellectual Property is owned exclusively by the Company. No material Intellectual Property purportedly owned by the Company has been given or licensed to a third party, including but not limited to public software projects. Except as set forth in Section 3.18(h) of the Company Disclosure Schedule, no Intellectual Property owned by a third party is material to the business of the Company as currently conducted or contemplated to be conducted.

(h) Except as set forth in Sections 3.18(g) and 3.18(h) of the Company Disclosure Schedule, none of the Intellectual Property owned or used by the Company uses, calls, incorporates, interacts with, is a derivative of or has embedded in it any source, object or other software code that is subject to an “open source,” “copyleft” or other similar type of license

(including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Public Domain licenses and the like) (“Open Source License”). None of the past or present uses in the Company’s business of any software subject to an Open Source License, and none of the reasonably foreseeable uses of such software in the Company’s business as it currently is contemplated to be conducted (i) would subject any Software, other than the Software set forth in Section 3.18(g) of the Company Disclosure Schedule, purportedly owned by the Company to the terms of such open source license or (ii) would otherwise require the public distribution of such Software or impose limitations on the Company’s right to require payments in connection therewith.

(i) No Intellectual Property owned by the Company is subject to any agreement with any third party pursuant to which the Company has, or could be required to deposit into escrow such Intellectual Property or pursuant to which access to the source code of such Intellectual Property is or would be granted to a third party. There has been no unauthorized disclosure of any of the Company’s proprietary source code.

(j) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of, or payment of any material additional amounts with respect to, the Company’s right to own, use or hold for use any of the Intellectual Property owned, used or held for use by it in the conduct of its business as currently conducted.

(k) (i) The Company fully complies with all relevant Laws and regulations relating to Intellectual Property (including the U.S. Digital Millennium Copyright Act and any foreign equivalents), and (ii) the Company has operated its business to obtain, maintain and maximize all applicable protections under the “safe harbors” of 47 U.S.C. §230 and 17 U.S.C. §512 (including by following the procedures set forth on Section 3.18(k) of the Company Disclosure Schedule). The Company responds promptly to all complaints relating to Intellectual Property infringements, other violations of the Law and other inappropriate conduct occurring on, through or in connection with its Systems.

3.19 Privacy and Security.

(a) The Company complies (and requires and monitors the compliance of applicable third parties) with all U.S., state, foreign and multinational Laws (including the Children’s Online Privacy Protection Act, California S.B. 27, California Consumer Spyware Act, Utah Spyware Control Act and California Civil Code 1798.81.5), reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) with respect to: (i) personally identifiable information (including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s websites, clients and distributors), whether any of same is accessed or used by the Company or any of its business partners; (ii) non-personally identifiable information (including such Personal Information of visitors who use the Company’s websites, clients and distributors), whether any of same is accessed or used by the Company or any of its business partners; (iii) spyware and adware; (iv) the procurement and/or placement of advertising from or with reputable Persons and websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.

(b) The Company posts all policies with respect to the foregoing on its websites in conformance with Privacy Laws. Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, the Company does not use, collect, or receive any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information.

(c) (i) To the Company’s Knowledge, the advertisers and other Persons with which the Company has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including but not limited to Privacy Laws regarding spyware and adware), (ii) the Company does not serve advertisements into advertising inventory created by downloadable Software which launches without a user’s express activation, and (iii) the Company has not received (and does not have Knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of any of the Company’s tracking technologies.

(d) The Company takes all necessary or desirable actions to protect the confidentiality, integrity and security of its Software and Systems and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same. Without limiting the generality of the foregoing, the Company (i) uses adequate-strength encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Company’s confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of the Company. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurers of such policies. All premiums payable under all such policies have been paid, and the Company is otherwise in compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and reasonable in light of the assets and operations of the Company. There is not, to the Knowledge of the Company, any threatened termination of, or premium increase with respect to, any of such policies.

3.21 No Restrictions on the Merger; Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Consent Agreement, the Merger and the transactions contemplated hereby and thereby (and this Agreement, the Consent Agreement, the Merger and the transactions contemplated hereby and thereby are exempt) from, any “fair price,” “moratorium,” “control share,” “affiliate transaction,” “business combination”

or other applicable takeover Laws or Regulations of any state, local, foreign, municipality or other jurisdiction, including Section 203 of the DGCL (collectively, “Takeover Statutes”). The provisions of Section 203 of the DGCL do not apply to the Merger.

3.22 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.23 Certain Business Practices. Neither the Company nor any director, officer, employee, consultant or agent of the Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended, or (d) made any other similar unlawful payment under any similar foreign Laws.

3.24 Interested Party Transactions. Except as disclosed in Section 3.24 of the Company Disclosure Schedule, there are no existing, and there have been no, Contracts, transactions, Indebtedness, arrangements or any related series thereof, between the Company, on the one hand, and any of the directors, officers, employees, consultants, Stockholders or other Affiliates of the Company, or any of its Affiliates or family members, on the other hand, except with respect to amounts due (a) as salaries and bonuses in the ordinary course of business consistent with past practice and (b) in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice. At or prior to the Closing, all such Contracts, transactions, Indebtedness and arrangements shall be terminated (except with respect to amounts due (i) as normal salaries and bonuses and in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice and (ii) in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice) without any liability or obligation of the Company. There is no Indebtedness owed to the Company by any of its directors, officers, employees, consultants, Stockholders or other Affiliates.

3.25 Sole Representations and Warranties. The representations and warranties set forth in this Article III and set forth in the Transaction Documents constitute the only representations and warranties of the Company in connection with this Agreement, Merger and the other transactions contemplated hereby and supersede any and all previous written or oral statements made by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

4.1 Organization; Formation of Merger Sub.

(a) (i) Parent is a limited liability company duly organized, validly existing and in good standing under Delaware Law, and (ii) Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law.

(b) Merger Sub is a newly-formed entity that has been formed solely for the purposes of the Merger and has not carried on any business or engaged in any activities other than those reasonably related to the Merger.

4.2 Authority; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it on or prior to the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement, each other Transaction Document to which it is a party and each instrument required hereby to be executed and delivered by Parent and Merger Sub on or prior to the Closing, the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been have been duly and validly approved by the Board of Managers of Parent, the Board of Directors of Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, any other Transaction Document to which they are a party or any instrument required to be executed and delivered by them on or prior to the Closing or the consummation of the transactions contemplated hereby or thereby. Each of this Agreement, the other Transaction Documents to which Parent and Merger Sub are party and each instrument required to be executed and delivered by them on or prior to the Closing has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company and the Stockholders’ Agent, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3 No Conflict; Required Filings and Consents. The execution and delivery by Parent and Merger Sub of this Agreement, the other Transaction Documents to which they are a party or any instrument required by this Agreement to be executed and delivered by them on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which they are a party and any instrument required by this Agreement to be executed and delivered by them on or prior to the Closing shall not, (a) conflict with or violate the limited liability company agreement or certificate of formation of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) conflict with or violate in any respect any Law or Order applicable to Parent or Merger Sub or by which any of their respective properties, rights or assets is bound or affected or (c) require Parent or Merger Sub to obtain any Approval of any Governmental Authority, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for, in the case of this clause (c), the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law.

4.4 Absence of Litigation, Claims and Orders. As of the date hereof, there is no Claim pending or threatened on behalf of or against Parent or Merger Sub that questions or challenges (a) the validity of this Agreement or any other Transaction Document to which they are a party or (b) any action taken or to be taken by them pursuant to this Agreement or any other Transaction Document to which they are a party or in connection with the transactions contemplated hereby and thereby. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Claim or Order in respect of this Agreement, any Transaction Document to which they are a party or the transactions contemplated hereby and thereby.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof (the “Execution Period”), except as expressly contemplated or permitted by this Agreement, including as set forth in Section 5.1 of the Company Disclosure Schedule, or with the prior written consent of Parent, the Company shall (subject to applicable Law) (a) carry on its business in the ordinary course consistent with past practice; (b) use commercially reasonable efforts to preserve its present business organization and relationships; (c) use commercially reasonable efforts to keep available the present services of its employees and independent contractors; and (d) use commercially reasonable efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business. Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement or as expressly set forth in Section 5.1 of the Company Disclosure Schedule or consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not directly or indirectly:

(a) amend or agree to amend the Company Charter, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or in any way reclassify any Common Capital Stock, or change or agree to change in any manner the rights of its Stockholders or liquidate or dissolve;

(b) (i) issue, sell, redeem or acquire any Company Capital Stock or any other ownership interest in the Company or create any Subsidiaries; (ii) issue, sell, grant or accelerate the timing of payment or vesting of any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any ownership interest in the Company; or (iii) enter into any contracts, agreements or arrangements to issue, redeem, acquire or sell any Company Capital Stock or any other ownership interests in the Company;

(c) incur any long-term Indebtedness;

(d) incur any Indebtedness for borrowed money or guarantee the indebtedness of other Persons;

(e) (i) make any change in its accounting methods or practices for Tax or accounting purposes, (ii) make any change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes, (iii) make, change or revoke any Tax election, (iv) waive any statute of limitation relating to Taxes, (v) enter into or approve any Closing Agreement or (vi) settle or compromise any Tax Liability, in each case if, as it relates to Taxes only (as opposed to accounting), doing so could reasonably be expected to adversely affect the Company or, following the Closing, Parent or any Affiliate of Parent;

(f) make any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than reasonable and customary travel advances made in the ordinary course of business);

(g) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its properties or other assets except in the ordinary course of business not in excess of $100,000 in the aggregate, or grant or suffer to exist, or agree to grant or suffer to exist, any Liens on any material amount of its assets;

(h) incur, assume or guarantee, or agree to incur, assume or guarantee, any Liability or obligation (whether or not currently due and payable) relating to its business or any of the assets except in the ordinary course of business in amounts not in excess of $100,000 in the aggregate;

(i) settle any Proceeding involving any Liability for money damages in excess of $100,000 in the aggregate or any restrictions upon any of its operations;

(j) create, renew, amend, terminate or cancel, any Material Contract other than in the ordinary course of business; provided that the Company may not enter into any contracts or agreements that include any non-competition or non-solicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company to compete or operate (geographically or otherwise) in any line of business;

(k) declare or make any distributions of any kind;

(1) acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of an equity interest or assets, any business of any Person or other business organization or division thereof;

(m) enter into, amend, modify, terminate or renew any written employment, consulting, severance or similar agreements or arrangements with any officers or employees or consultants of the Company, or grant any salary or wage increase or increase in severance or termination pay or increase or grant any employee benefit or hire or terminate any employee for a senior management position, or adopt, modify, terminate or amend any Employee Plan, except (i) reasonable and customary individual increases in compensation to non-officer employees in the ordinary course of business, and (ii) changes that are required by applicable Law;

(n) make or incur any capital expenditures in excess of $100,000 in the aggregate other than those that have been approved in writing or budgeted as of the date hereof and disclosed in writing to Parent prior to the execution of this Agreement;

(o) cancel any Indebtedness or waive any Claims or rights in amounts in excess of $50,000 in the aggregate;

(p) enter into, renew or amend any lease of Real Property or material personal property or commitment to lease, or otherwise rent or occupy real property;

(q) fail to continually maintain any or all of the Company’s Permits;

(r) transfer ownership of, or grant any exclusive license to, any Company Intellectual Property to any Person; or

(s) authorize, commit or agree (by contract or otherwise) to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From and after the date hereof until the earlier of (x) the Closing Date or (y) the termination of this Agreement in accordance with its terms, upon reasonable notice, for purposes of integration planning and continuing due diligence the Company shall afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (collectively “Parent Representatives”) full access to all its properties, records, databases, books, Contracts, commitments and other information (however stored) and furnish promptly to Parent all such information as Parent may reasonably request. The Company shall make available to Parent the appropriate individuals for discussion of its business, properties and personnel as Parent or the Parent Representatives may reasonably request; provided, however, that no investigation pursuant to this Section 5.2(a) shall affect any remedy available to Parent for any breach by the Company of its representations, warranties and agreements contained herein.

(b) Parent hereby agrees that it will hold, and will cause its Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, as confidential any information regarding Company obtained pursuant to Section 5.2(a); provided, however, that Parent may issue press release(s) or make other public announcements in accordance with Section 5.7.

(c) Each of the Company and the Stockholders’ Agent hereby agrees that it will hold, and will cause its Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, as confidential any information regarding Parent, the existence of this Agreement, any of the terms and conditions of this Agreement and the transactions contemplated hereby.

5.3 Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and by the other Transaction Documents. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall use commercially reasonable efforts to (i) as promptly as practicable, obtain all Approvals and deliver all notices (including those referred to in Section 3.6 hereof and any referred to in Section 3.6 of the Company Disclosure Schedule) necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, (ii) make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and (iii) furnish all information required for any application or other filing to be made pursuant to any Law or any applicable Regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Notwithstanding anything herein to the contrary, neither Parent nor any of its Affiliates (including Time Warner Inc. and its Affiliates and, after the Effective Time, the Surviving Corporation and its Affiliates) shall be under any obligation to, nor, without Parent’s prior written consent, shall the Company make proposals, execute, agree or consent to or carry out agreements or submit to (i) any liability or payment obligation in order to obtain any Approval of any third Person, (ii) any Order or other commitment providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, rights or categories of assets or rights of Parent, the Company or any of their Affiliates, the holding separate of any capital stock of any such Persons or imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their Affiliates to own such assets or rights or to acquire, hold or exercise full rights of ownership of capital stock of the Company or (iii) any Order or other commitment imposing or seeking to impose any limitation whatsoever on the business activities of Parent or any of such Affiliates. If the Company shall fail to obtain any Approval required of a third Person with respect to the transactions contemplated hereby, then the Company shall use its commercially reasonable efforts, and will take any such actions reasonably requested by Parent, to limit the adverse effect upon the Company and Parent, Parent’s Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

(c) In connection with any of the filings or efforts listed in clauses (i) through (iii) of Section 5.3(a), Parent and the Company will reasonably cooperate with each other, including promptly furnishing each other any information reasonably requested by the other, and provide copies of all filings to the other party and its advisors. The Company shall promptly notify Parent of any communication that it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and the transactions contemplated hereby and permit Parent and its advisors to review and comment upon in advance any proposed communication with any Governmental Authority. Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all material correspondence, filings and communications between them or any of their representatives or advisors, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. In addition, the parties will consult with each other and consider in good faith the other parties’ suggestions in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority with respect to this Agreement and the transactions contemplated hereby.

(d) Without limiting Section 5.3(a), each party hereto shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in ARTICLE VII that are applicable to it and to cause the transactions contemplated by this Agreement and the Transaction Documents to be consummated.

(e) Each party hereto, at the reasonable request of another party hereto, shall promptly execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

5.4 Notification of Certain Matters. Each Party shall give prompt notice to the other Parties, to the extent known by such Party, of (a) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, (b) the occurrence of any matter or event that would reasonably be expected to have a Material Adverse Effect, (c) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, and (e) any lawsuit, action or proceeding pending or, to the applicable Party’s knowledge, threatened against the Party or the Parties relating to the transactions contemplated by this Agreement.

5.5 Negotiation With Others. During the Execution Period, the Company shall not authorize, cause or permit any of the Company’s Stockholders, employees, directors, officers, advisors, consultants or agents to, (a) directly or indirectly, solicit, initiate, encourage, entertain or engage (regardless of who initiates such action) in discussions or negotiations with, provide any information to, or take any other action that facilitates the efforts of, any third party relating to any agreement (whether binding or in principle) or other arrangement involving (i) the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise); (ii) an investment in (including by way of a sale or transfer of the Company Capital Stock) or financing of the Company; or (iii) a sale, assignment, transfer, license, disposal of or encumbrance upon any material asset, right or property of the Company (including, without limitation, any of the Company’s proprietary technology or intellectual property) other than non-exclusive licenses granted by the Company in its ordinary course of business; or that would otherwise be inconsistent with the terms of this Agreement or that would prohibit the performance by the Company of its obligations under this Agreement or that could reasonably be expected to diminish the likelihood of or render impracticable the consummation of the transactions contemplated by this Agreement (each, a “Prohibited Transaction”); or (b) authorize or consummate a Prohibited Transaction. Upon execution and delivery of this Agreement, the Company shall: (x) terminate any and all discussions, negotiations or agreements, if any, they may be having regarding a Prohibited Transaction; and (y) immediately notify Parent in writing if it thereafter receives any inquiries or offers, directly or indirectly, from any Person regarding a Prohibited Transaction, which notice shall be sufficiently detailed as to identify the nature and structure of the Prohibited Transaction as proposed and to confirm that the inquiry regarding a Prohibited Transaction was definitively rejected, and the Company shall refuse to discuss and immediately reject such inquiry or offer. Neither the Company nor any of its Stockholders, officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them, shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect in relation to an Prohibited Transaction. The Company shall cause its Stockholders, officers, directors, agents, advisors and representatives to comply with the provisions of this Section 5.5.

5.6 Tax Matters. For purposes of this Section 5.6, the term “Company” includes both the Company and Polar News Company, LLC in its capacity as predecessor as the owner and operator of the Company’s business and assets; provided, however, that in no event shall this Agreement be construed to require Parent or the Surviving Corporation to assume or pay any liabilities or obligations of Polar News Company, LLC.

(a) From and after the Closing, the Stockholders’ Agent shall prepare (or cause to be prepared) and timely file (or cause to be filed), subject to this Section 5.6(a), all federal, state, local or foreign income Tax Returns relating to the Company for any Tax period ending on or prior to December 31, 2008 that are required to be filed after the Closing Date. Except as otherwise required by applicable Law, all such Tax Returns shall be prepared in a manner that is consistent with the past practices of the Company. The Stockholders’ Agent shall deliver to Parent a copy of each such Tax Return at least fourteen (14) days prior to any filing and shall consider all comments made by Parent with respect thereto in good faith. Parent shall, and shall cause the Surviving Corporation to, cooperate reasonably with the Stockholders’ Agent and provide such powers of attorney or other authority documents as are reasonably requested by the Stockholders’ Agent to allow such Tax Returns to be filed in accordance with this Section 5.6(a).

(b) Except as set forth in Section 5.6(a), from and after the Closing, the Surviving Corporation shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns relating to the Company for any Tax period ending on or prior to the Closing Date (or any Straddle Period) that are required to be filed after the Closing Date. Except as otherwise required by applicable Law, all such Tax Returns shall be prepared in a manner that is consistent with the past practices of the Company. The Surviving Corporation will deliver to the Stockholders’ Agent a copy of each such Tax Return at least fourteen (14) days prior to any filing and will consider all comments made by the Stockholders’ Agent with respect thereto in good faith.

(c) The Stockholders shall be responsible for, and shall pay, (A) their allocable share of any Taxes of the Company with respect to any Pre-Closing Tax Period and (B) any Taxes of the Company arising as a result of the transactions contemplated by this Agreement (other than (i) Transfer Taxes, which shall be allocated in accordance with Section 5.6(f), and (ii) any employer-side employment Taxes attributable to any payments to the holders of Stock Options and Restricted Shares pursuant to this Section 5.6 may be allocable to the Closing Date, to the extent that any deductions attributable to such payments are treated for

United States federal income tax purposes (and any similar provisions under state, local or foreign Laws) as occurring on the day after the Closing Date pursuant to Section 2.9(d), which Parent shall be responsible for and shall pay). Notwithstanding the foregoing, the Stockholders shall not be responsible for, and shall not be required to pay, Taxes to the extent that such Taxes have been taken into account as Company Transaction Expenses pursuant to this Agreement and have thereby reduced the Calculation Amount. Except to the extent that responsibility for Taxes is allocated to the Stockholders pursuant to this Section 5.6(c), Parent shall pay, or shall cause the Surviving Corporation to pay, any Taxes that are required to be paid in conjunction with the filing after the Closing Date of any Tax Returns for Pre-Closing Tax Periods.

(d) From and after the Closing, Parent or the Surviving Corporation shall notify the Stockholders’ Agent in writing within five (5) Business Days of the commencement of any Tax audit, any administrative or judicial proceeding or any demand or claim on the Company with respect to Taxes for a Pre-Closing Tax Period that, if determined adversely to the Company or after the lapse of time, would be grounds for indemnification under Section 9.4; provided, however, the failure to give such notice shall not affect the indemnification provided in Section 9.4 other than to the extent that the indemnifying Stockholders have been actually and materially prejudiced as a result of such failure. The Surviving Corporation shall have the right to control, through counsel of its own choosing subject to the written consent of the Stockholders’ Agent with such consent not to be unreasonably delayed or withheld, any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnification may be sought under Section 9.4 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a “Tax Claim”), and the Stockholders’ Agent shall have the right, at its own expense, only to participate in such audit, claims and proceedings.

(e) The Stockholders’ Agent, the Stockholders, the Company, and Parent shall reasonably cooperate, and shall cause their respective Affiliates, directors, officers, employees, consultants, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes (including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim).

(f) Parent shall pay all transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties, interest and expenses incurred in filing necessary Tax Returns) incurred in connection with this Agreement (collectively, “Transfer Taxes”) when due, and Parent will file (and provide simultaneous copies to the Stockholders’ Agent of) all necessary Tax Returns or other forms associated with Transfer Taxes and other documentation with respect to all such Transfer Taxes, provided that 50% of the Transfer Taxes shall be included in Company Transaction Expenses.

(g) The Company shall cause all Tax allocation, Tax indemnity or Tax sharing agreement or similar contracts or arrangements with respect to the Company to be terminated as of the Closing and shall ensure that such agreements are of no further force or effect as to the

Company from and after the Closing, with no further liabilities or obligations imposed on the Company under any such agreements from and after the Closing.

(h) For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes to be allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed (i) in the case of any Tax that is imposed on a periodic basis (such as real or personal property Taxes) to be (A) the amount of such Tax for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of any Tax not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or measured by income, receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property (whether real or personal, tangible or intangible)), to be the amount of any such Taxes that would be payable if the taxable year ended as of the close of business on the Closing Date.

5.7 Public Announcements. The Company and Parent shall mutually agree on the form and timing of an initial joint press release to be issued with respect to this Agreement and the transactions contemplated hereby. In addition, (a) the Stockholders’ Agent and the Company shall consult with and obtain the approval of Parent before issuing any press release or making any other public disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law, in which event the Person proposing to issue such press release or make such public disclosure shall use its reasonable best efforts to consult in good faith with Parent before issuing any such press release or making any such public disclosure), and (b) Parent shall consult with the Company before issuing any other press release or making any other public disclosure with respect to this Agreement and the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Stockholder Approval; Information Statement.

(a) All of the Stockholders shall have executed and delivered, in accordance with Section 228 of the DGCL, the Consent Agreement and the related Stockholder Approval immediately following the execution hereof. The Stockholder Approval shall be irrevocable with respect to all shares of Common Stock that are owned beneficially or of record by the applicable consenting Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.

(b) Solely in the event that there are any Stockholders who are not party to the Consent Agreement immediately following the execution hereof, at Parent’s request (in its sole discretion), promptly after the execution hereof, the Company shall prepare and circulate to such Stockholders an information statement (the “Information Statement”) in connection with the Company’s solicitation of the adoption and approval by written consent of this Agreement and the Merger by such Stockholders, and the Company shall use reasonable best efforts to solicit their consent thereto and to cause them to deliver their executed counterpart to the Consent Agreement, in each case as soon as practicable after the date hereof. The Information Statement shall include the required notice under Delaware Law that the holders of Common Stock are or may be entitled to assert dissenters’ rights under such Law in connection with the Merger. The Company will promptly advise Parent if at any time prior to the Effective Time the Company shall obtain knowledge of any facts that might make it necessary to amend or supplement the Information Statement in order to make the statements contained therein not misleading or to comply with applicable Law. The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the holders of Common Stock approve the Merger and shall, in accordance with the requirements of Section 228(e) of the DGCL, notify any holder of Common Stock who did not execute the Stockholder Approval of the corporate action taken by those Stockholders who did execute the Stockholder Approval, and all such other information as Parent shall reasonably request. Any materials to be submitted to the Stockholders by the Company in connection with this Agreement or the transactions contemplated hereby shall be subject to Parent’s advance review and approval.

6.2 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of the Company herein such that any closing condition contained in Sections 7.2(a) and 7.2(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to Parent or Merger Sub hereunder.

(b) Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of Parent herein such that any closing condition contained in Sections 7.3(a) and 7.3(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 6.2(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

(c) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby and (iii) any Claim relating to or involving or otherwise affecting such party that relates to this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby.

(d) The Company shall give prompt notice to Parent of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.3 Consent Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of Section 5.2 of the Consent Agreement with respect to transfers of record ownership of shares of the Company Capital Stock held by parties to the Consent Agreement and agrees to provide such documentation and use its commercially reasonable efforts to do such other things to effectuate the provisions of such Consent Agreement.

6.4 Employee Matters.

(a) The Company shall use its reasonable best efforts to cause Jon Brod to accept the employment offer contemplated by Section 7.2(f) and execute and deliver to Parent, and to comply with the terms of, such offer.

(b) As soon as practicable following the Closing Date, Parent shall (or shall cause one or more of its Subsidiaries to) provide employees of the Company (the “Employees”) as of immediately prior to the Effective Time and who continue their employment after the Effective Time (such Employees, the “Continuing Employees”) with employee benefits (other than equity-based awards) that are substantially similar in the aggregate to those employee benefits provided to similarly situated employees of Parent and its Subsidiaries as of immediately prior to the Effective Time.

(c) As soon as practicable following the Closing Date, Parent shall (or shall cause one or more of its Subsidiaries to) provide any Continuing Employees with service credit (if applicable) with respect to Parent’s vacation, Code Section 401(k), and any other defined contribution benefit plans in which the Continuing Employees become eligible to participate for such Continuing Employees’ service with the Company for purposes of eligibility, participation, vesting and, in the case of Parent’s vacation plan, benefit accrual (except to the extent such service credit or benefit accruals would result in a duplication of benefits). With respect to any welfare benefit plans maintained by Parent or its applicable Subsidiaries for the benefit of the Continuing Employees on and after the Closing Date, Parent shall (or shall cause its applicable Subsidiaries to) use commercially reasonable efforts to (i) give effect, in determining any deductible limitations, to any amounts paid by such Continuing Employees for calendar year 2009 with respect to similar plans maintained by the Company; and (ii) with respect to any health benefit plans maintained by Parent or its applicable Subsidiaries (excluding, for the avoidance of doubt, any disability plans maintained by them), ensure that no pre-existing condition limitations or exclusion shall apply with respect to the Continuing Employees (except to the extent any such limitation or exclusion applied prior to the Closing under the applicable Employee Plan).

(d) Prior to the Closing Date, the Company shall cooperate with Parent, if and to the extent requested by the Parent, to (i) allow Parent and its representatives to conduct employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and Parent) and to meet with such employees of the Company as Parent shall identify during breaks, outside of scheduled work hours or as otherwise agreed to by the Company and Parent, and (ii) provide information to employees regarding Parent’s (or any of its Subsidiaries’) employee benefit plans and allow Parent and its representatives to conduct an open enrollment period to enable potential employees of the

Surviving Corporation to make benefit enrollment elections under such employee benefit plans of Parent (or any of its Subsidiaries) that will be made available (if any) to employees of the Surviving Corporation on and after the Closing.

(e) The Company shall take all actions that may be requested by Parent in writing prior to the Closing Date with respect to (i) causing one or more Employee Plans or arrangements with any PEO, payroll, benefits or human resources service provider to the Company to terminate or be amended as of the Closing Date or as of the day immediately preceding the Closing Date (in each case as specified by Parent), (ii) causing benefit accrual or entitlement under any Employee Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Employee Plan and (iv) facilitating the merger of any Employee Plan into any employee benefit plan maintained by Parent (or any of its Subsidiaries).

(f) Nothing contained in this Section 6.4(f) or otherwise in this Agreement, express or implied, shall (i) be construed to restrict in any way the ability of Parent, the Surviving Corporation or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any Employee, (B) to amend, terminate or modify any Employee Plan, compensation or benefit arrangement or any other employee benefit plans or programs maintained by Parent, the Surviving Corporation or their Affiliates at any time or from time to time or (C) grant any Employee any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Parent, the Company, or any of its Affiliates, including any Employee Plan, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise. Notwithstanding anything in this Agreement to the contrary, on and after the Closing, the employment of employees by the Surviving Corporation shall be subject to Parent’s usual terms, conditions and policies of employment, including, without limitation, Parent’s policies regarding modifications of the terms and conditions of employment.

6.5 Escrow Agreement. Promptly following the date hereof, Parent and the Stockholders’ Agent will execute and deliver, and will use commercially reasonable efforts to cause the Escrow Agent to execute and deliver, the Escrow Agreement contemplated by ARTICLE IX (the “Escrow Agreement”) in a form reasonably satisfactory to them and the Company.

6.6 Company Transaction Expenses. With respect to any Company Transaction Expenses that remain unpaid on the Closing Date or that will remain unpaid after the Closing, the Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Company Transaction Expenses (including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Company Transaction Expenses shall have been paid in full (the “Payoff Instructions”). The Company hereby agrees that Parent and the Surviving Corporation shall not be responsible or liable to pay any Company Transaction Expenses that are not identified in the Payoff

Instructions, and if Parent or the Surviving Corporation or any of their Subsidiaries has any liability therefor, then Parent shall be entitled to receive payment out of the Escrow Fund of any amounts necessary to satisfy such liability, including any related Losses.

6.7 Delivery of Closing Date Balance Sheet. The Company shall deliver to Parent true, correct and complete copies of (a) the unaudited balance sheet of the Company on or immediately prior to the Closing Date (the “Company Closing Balance Sheet”; and the date thereof being the “Company Closing Balance Sheet Date”), and (b) a schedule of all outstanding accounts receivable and accounts payable of the Company on the Closing as of the Closing Date.

ARTICLE VII

CONDITIONS OF MERGER

7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. (i) There shall not be in effect any Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any Court or Governmental Authority of competent jurisdiction that seeks to prevent the consummation of the transactions contemplated hereby on substantially the same terms contemplated herein or the conferring on Parent of substantially all of the rights and benefits as contemplated herein, nor shall there be pending any proceeding brought by any Governmental Authority seeking any of the foregoing, and (ii) there shall not be any Law or Order enacted, entered, enforced or deemed applicable (or purports to be applicable) to the transactions contemplated hereby that which makes (or seeks to make) illegal the consummation of the transactions contemplated hereby on substantially the same terms contemplated herein.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and the other Transaction Documents (i) that are qualified or limited by materiality (including the words “material” and “Material Adverse Effect”) shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date). Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

(b) Covenants and Agreements. The Company and the Stockholders’ Agent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and the other Transaction Documents to be performed or complied with by them on or prior to the Closing Date. Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

(c) No Governmental Restriction. There shall not be any pending or threatened Claim asserted by any Governmental Authority seeking (i) to obtain from Parent or any of its Subsidiaries any damages in connection with this Agreement or the other Transaction Documents that are material in relation to the aggregate of the Merger Consideration payable hereunder, (ii) to prohibit or limit the ownership, operation or conduct by the Company, Parent or any of Parent’s Subsidiaries of any material portion of the business or assets of the Company, Parent or any of Parent’s Subsidiaries or to cause the Company, Parent or any of their Affiliates to dispose of or hold separate any material portion of their business or assets of as a result of the Merger or any of the other transactions contemplated by this Agreement or the other Transaction Documents, (iii) to impose any material limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company, the Surviving Corporation or its Subsidiaries, (iv) to prohibit Parent from effectively controlling in any material respect the business or operations of the Company after the Effective Time or (v) to impair the conferring on Parent of substantially all the rights and benefits as contemplated herein.

(d) Approvals and Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that (i) all Approvals of Governmental Authorities necessary in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby or thereby and (ii) all Approvals of any other Person set forth in Section 3.6 hereof and Schedule 7.2(d) attached hereto have been obtained, in each case without any liability or obligation of the Company or Parent or any of their respective Affiliates or any restriction on their respective businesses or operations.

(e) Escrow Agreement. The Stockholders’ Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(f) Employee Arrangements. Jon Brod shall have (i) affirmatively accepted an offer of employment with the Surviving Corporation, Parent or their Affiliates on terms reasonably satisfactory to Parent; (ii) executed and delivered to Parent the applicable Confidentiality, Non-Competition and Proprietary Rights Agreement; and (iii) satisfied a standard background check to be conducted by Parent or its Affiliates. Nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor or consultant of the Company or any such person’s alternate payees, dependents or beneficiaries, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

(g) No Material Adverse Effect. There shall not have occurred any fact, event, change, development, circumstance or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(h) Company Transaction Expenses. The Company shall have (i) submitted to Parent documentation reasonably satisfactory to Parent from all advisors, investment bankers, lawyers, accountants and other professional advisors to the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents evidencing that all Company Transaction Expenses that are payable to any of them and are not included in the Payoff Instructions have been paid by the Company in full in cash and stating the amount paid and (ii) shall have submitted to Parent the Payoff Instructions setting forth all amounts that will remain unpaid after the Closing in accordance with Section 6.6.

(i) Resignation of Directors and Officers. Parent shall have received the letters of resignation, effective as of the Effective Time, from each of the directors and officers of the Company.

(j) FIRPTA. The Company shall have delivered to Parent a duly executed and acknowledged certificate, in the form set forth on Exhibit D hereto and in accordance with the Code and Treasury Regulations, certifying such facts as to establish that the Merger and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(k) Waiver. The Company shall have delivered to Parent a duly executed and acknowledged Waiver of Certain Liquidation Rights, in the form set forth on Exhibit E hereto, whereby the applicable Stockholders shall have waived their rights pursuant to certain provisions of the certificate of incorporation of the Company with respect to the payment of the Merger Consideration pursuant to this Agreement.

(1) Assignment of Contracts. The Company and its Stockholders shall take all actions necessary to ensure that all Contracts to which either Polar News Company, LLC or Polar Capital Group, LLC is a party, that are for the benefit of the Company or the operation of its business as currently conducted, are, as of the Closing, in the name of, inure to the benefit of, and are enforceable by, the Company.

(m) Warrant. The Company shall have entered into an agreement with Jay Ackerman pursuant to which the Company and Jay Ackerman shall have agreed that Warrant No. C-l, issued by the Company to Jay Ackerman on November 6, 2008, will be (i) exercised by Jay Ackerman at Closing and the Common Stock that Jay Ackerman receives upon such exercise shall be subject to the terms and conditions of this Agreement, or (ii) repurchased by the Company.

(n) Termination of Contracts. The Contracts set forth on Schedule 7.2(n) attached hereto shall have been terminated.

(o) Invention Assignment. For each Employee that has not executed an Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement (“ENNNI”), and for each Employee that has executed an ENNNI that has an effective date that is not on or before the date of the Employee’s commencement of employment with the Company or the Company’s predecessor, as the case may be, the Company shall have provided to Parent an executed ENNNI or a written consent and acknowledgement, as applicable, pursuant to which the Employee acknowledges, agrees, and confirms that all terms and conditions of the ENNNI are effective as of the Employee’s start of employment with the Company or its predecessor, as the case may be.

(p) Waiver of Certain Equity Rights. John Celock shall have waived his right to receive a grant of 28,643 incentive stock options in connection with his offer letter dated as of April 28, 2009. Lindsay Wilkes-Edrington shall have waived her right to receive a grant of 28,643 incentive stock options in connection with her offer letter dated as of May 1, 2009.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) that are qualified or limited by materiality (including the words “material” or “Material Adverse Effect”) shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date). The Company shall have received a certificate to such effect signed by an authorized officer of Parent.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate to such effect signed by an authorized officer of Parent.

(c) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE VIII

TERMINATION; FEES AND EXPENSES

8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the Stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before June 30, 2009 (the “End Date”); provided that the termination right under this Section 8.1(b) shall not be available to any party whose willful and material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before the End Date;

(c) by either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action that is final and nonappealable and that restrains, enjoins or otherwise prohibits the Merger;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company or the Stockholders’ Agent in this Agreement or in any Transaction Document become untrue or inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement or in any Transaction Document such that the condition set forth in Section 7.2(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)), and in each case such breach (if curable) has not been cured within thirty (30) days after notice thereof by Parent to the Company;

(e) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Parent or Merger Sub in this Agreement become untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), and in each case such breach (if curable) has not been cured within thirty (30) days after notice thereof by the Company to Parent; or

(f) by Parent, if any of the Stockholders that are party to the Consent Agreement shall have breached in any material respect any representation, warranty, covenant or agreement contained therein.

8.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 8.1, (a) this Agreement will forthwith become void, (b) there will be no further liability or obligation on the part of any party hereto or any of their respective officers or directors, and (c) all further rights and obligations of any party hereto will cease; provided, however, that (i) this Section 8.2, Sections 5.3(b), 5.3(c), 5.7 and 8.3 and ARTICLE XI shall survive in accordance with their terms and (ii) no such termination will relieve any party from liability for any breach of this Agreement by such party that occurred prior to such termination.

8.3 Fees and Expenses. Except as set forth in Section 5.6(f) and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1 Escrow Amount. The Escrow Amount, until disbursed in accordance with the terms of this ARTICLE IX, shall be governed by the terms set forth herein. The Escrow Amount shall be available to compensate, and serve as security for, the Indemnified Persons with respect to any indemnification obligations of the Stockholders during the Claim Period. The Escrow Amount shall be the sole and exclusive source for satisfying obligations of the Stockholders arising hereunder pursuant to this ARTICLE IX during the Claim Period, subject to the limitations set forth in this Agreement.

9.2 Survival of Representations and Warranties. All representations and warranties made by the Company in this Agreement shall survive the Closing Date and expire on the one (1) year anniversary of the Closing Date (the “Survival Period”). Notwithstanding anything herein to the contrary, if an indemnification claim in respect of any representation or warranty is made prior to the termination of the Survival Period, then such representation or warranty shall survive as to such indemnification claim until such claim has been finally resolved.

9.3 Indemnification. Subject to the limitations set forth in this ARTICLE IX, from and after the Closing, the Stockholders shall, severally and not jointly solely to the extent of their pro rata interest in the Escrow Amount, indemnify and hold harmless Parent, its Affiliates and their respective officers, directors, agents, representatives, employees, successors and permitted assigns (the “Indemnified Persons”) from and against any and all amounts, payments, losses, damages, diminution in value, claims, demands, actions or causes of action, liabilities settlements, judgments, costs, fees and expenses (including interest, penalties, attorneys’ fees and expenses and costs of Claims) (collectively, “Losses”) incurred by them arising out of, resulting from or relating to any of the following matters:

(a) the breach of any representation or warranty of the Company contained in this Agreement or in any Transaction Document or in any certificate delivered by the Company pursuant hereto;

(b) the breach by the Company of its covenants or agreements contained in this Agreement or any Transaction Document if such breach occurs prior to the Closing Date;

(c) any Taxes of the Company relating to a Pre-Closing Tax Period (taking into account Section 5.6(h)); provided that the Stockholders shall not be responsible for, and shall not be required to indemnify with respect to, Taxes to the extent that such Taxes have been taken into account as Company Transaction Expenses pursuant to this Agreement and have thereby reduced the Calculation Amount;

(d) any liability of the Company for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee (within the meaning of Section 6901 of the Code or any other applicable Law), a successor by operation of law, by contract or otherwise, but only to the extent that such liability described in this clause (d) arises out of the Company’s activities on or before the Closing Date;

(e) any Company Transaction Expenses that remain unpaid following the Closing that did not result in a reduction of the Calculation Amount pursuant to Section 1.1(e); or

(f) an amount equal to (i) the excess, if any, of (A) any amounts Parent, Merger Sub, the Company or the Surviving Corporation are required by a Court of competent jurisdiction to pay, or which such Persons pay in settlement, in respect of any demands made by any Stockholder in accordance with Section 262 of the DGCL over (B) the amount of the Merger Consideration payable hereunder to which any such Stockholder would have been entitled in the Merger had such Stockholder not made such demands in accordance with Section 262 of the DGCL, plus (ii) all reasonable out-of-pocket expenses (including reasonable attorneys fees) incurred in connection with any proceeding instituted by such Stockholder.

9.4 Calculation of Losses.

(a) The Indemnified Persons shall not be entitled to indemnification pursuant to Section 9.3(a) and 9.3(b) for any Losses until the aggregate amount of all Losses incurred by the Indemnified Persons exceeds $70,000 (the “Threshold”), in which case the Indemnified Persons shall be entitled to indemnification for Losses in excess of the Threshold.

(b) Notwithstanding anything herein to the contrary, except as set forth in Section 9.11, in no event shall the aggregate liability for indemnification pursuant to Section 9.3 exceed $700,000.

(c) For the avoidance of doubt, the limitations in Section 9.4(a) shall not apply to any claims for indemnification made by the Indemnified Persons under Sections 9.3(c), 9.3(d), 9.3(e) or 9.3(f). In addition, none of the provisions contained in this Section 9.4 or in this ARTICLE IX shall limit the liability of the Stockholders, whether arising out of this Agreement, for any breach by the Company of its representations, warranties, covenants and agreements if the Closing does not occur, which provisions in this Section 9.4 and this ARTICLE IX shall apply from and after the Closing only.

9.5 Distribution After the Expiration of the Claim Period.

(a) Promptly following the expiration of the claim Period, the Escrow Agent shall as soon as practicable distribute all amounts remaining in the Escrow Amount to the Stockholders based on their Sharing Percentage, after taking into account any requirement for withholding Taxes, less, subject to Sections 9.7 and 9.8, amounts (such amounts, the “Retained Escrow Amount”) that would be necessary to satisfy any then pending and unsatisfied or unresolved claims, for which Escrow Agent may hold back amounts in the Escrow Amount sufficient to satisfy any such claim (as determined in Escrow Agent’s good faith reasonable discretion) specified in any Claim Notice delivered to the Stockholders’ Agent prior to the termination of the Claim Period, subject to the limitations in Section 9.6.

(b) The Retained Escrow Amount shall be retained by Escrow Agent until the Claims related thereto have been resolved. Subject to the provisions of Section 2.9(b), as soon as all such claims have been resolved and related amounts, if any, paid out of the Escrow Amount, Escrow Agent shall as soon as practicable distribute any remaining Retained Escrow Amount no required to satisfy such claims to the Stockholders based on their Sharing Percentage.

9.6 Indemnification Procedures. Subject to Sections 9.7 and 9.8, if Parent delivers to the Stockholders’ Agent and the Escrow Agent on or before the thirtieth (30th) day following the date that is one year following the Closing Date (the “Claim Period”) a notice signed by Parent (a “Claim Notice”), stating that an indemnification claim or claims is or are being made (describing the basis for the claim and the claimed Losses with reasonable specificity), subject to any applicable limitations in Section 9.4, then, subject to the provisions of Sections 9.7 and 9.8, Escrow Agent shall forward to Parent an amount equal to the Losses claimed in the Claim Notice.

9.7 Objections to Claims.

(a) For a period of thirty (30) calendar days after delivery of the Claim Notice to the Stockholders’ Agent and the Escrow Agent (the “Claim Notice Waiting Period”), Escrow Agent shall make no payment pursuant to Section 9.6, unless the Stockholders’ Agent shall have provided express written authorization to make such payment. After the expiration of the Claim Notice Waiting Period, Escrow Agent shall make a payment in accordance with Section 9.6 as soon as practicable unless the Stockholders’ Agent shall have objected in a written statement delivered to Parent and the Escrow Agent prior to the expiration of the Claim Notice Waiting Period (describing the basis for any objection with reasonable specificity under the circumstances) to the claim made in the Claim Notice. Escrow Agent shall retain the disputed amounts, and in no event shall any amounts be released from the Escrow Amount, with respect to an item in dispute until such dispute has been finally resolved pursuant to Section 9.11.

(b) Upon the expiration of the Claim Period, if Escrow Agent has retained any Retained Escrow Amount, then Parent and Escrow Agent shall notify the Stockholders’ Agent of such retention by Escrow Agent. The Stockholders’ Agent shall have thirty (30) calendar days from receipt of such notice from Parent to object to Parent’s determination of such amount by delivery of a written statement (describing the basis for any objection with reasonable specificity under the circumstances), unless already objected to pursuant to Section 9.7(a). During such period, Escrow Agent shall retain the Retained Escrow Amount unless Escrow Agent shall have received written authorization from the Stockholder’s Agent to release such amounts. If the Stockholders’ Agent shall have objected to the Retained Escrow Amount in accordance with this Section 9.7(b) or Section 9.7(a), then the dispute shall be governed by the provisions of Section 9.8. If Stockholders’ Agent shall not have objected to the Retained Escrow Amount pursuant to this Section 9.7(b) or Section 9.7(a), then Stockholders’ Agent shall have waived any objection to the Retained Escrow Amount, and such amount shall thereafter be paid to Parent as the Retained Escrow Amount pursuant to Section 9.5. Until any dispute regarding the amount of the Retained Escrow Amount is resolved, Escrow Agent shall retain the full amount of the Retained Escrow Amount.

9.8 Resolution of Conflicts.

(a) If the Stockholders’ Agent shall object in writing to any claim or claims made in any Claim Notice or the amount of any Retained Escrow Amount, pursuant to Section 9.7, then the Stockholders’ Agent and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such disputes.

(b) If the Stockholders’ Agent and Parent should so agree within such thirty (30) day period, the Escrow Agent shall be entitled to rely on any such agreement and shall pay or retain, as applicable, the amount so agreed upon. If no such agreement can be reached after good faith negotiation during such thirty (30) day period, then Parent or Stockholders’ Agent may institute dispute resolution proceedings in accordance with Section 11.12 to resolve any such dispute. Each of Parent and the Stockholders’ Agent shall in all instances seek to resolve such disputes in as expeditious a manner as practicable.

9.9 Third-Party Claims.

(a) In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought or threatened to be brought by any third party, other than a claim for indemnification pursuant to Sections 9.3(c), 9.3(d) or 9.3(f) (a “Third-Party Claim”), Parent shall, in addition and at the same time of the delivery of a Claim Notice, give the Stockholders’ Agent copies of any written claims, process or legal pleadings with respect to such Third-Party Claim promptly after such documents are received by Parent.

(b) Except as otherwise provided in this Section 9.9(b), Parent shall be entitled to control the defense of any Third-Party Claim; provided, however, that the Stockholders’ Agent may elect, at the Stockholders’ Agent’s own cost and expense, to participate in any Third-Party Claim. If the Stockholders’ Agent elects to participate in the defense of a Third-Party Claim, the Stockholders’ Agent shall, within thirty (30) days of its receipt of the notice provided pursuant to Section 9.9(a) (or sooner, if the nature of such Third-Party Claim so requires), notify the Indemnified Person of its intent to do so. The Stockholders’ Agent and each Indemnified Person shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Indemnified Person shall not consent to entry of any judgment or enter into any settlement of a Third-Party Claim without the prior written consent of Stockholders’ Agent, which consent shall not be unreasonably withheld. If Parent elects not to compromise or defend against a Third-Party Claim, Stockholders’ Agent shall control the defense of such Third-Party Claim. Stockholders’ Agent shall not consent to entry of any judgment or enter into any settlement of any such Third-Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld), unless such judgment or settlement provides solely for money damages or other money payments for which each Indemnified Person is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to each such Indemnified Person of a release from all liability in respect of such Third-Party Claim.

(c) The Indemnified Persons’ costs and expenses incurred in connection with the defense of Third-Party Claims may constitute Losses incurred or suffered by Parent.

9.10 Mitigation. No payments under this ARTICLE IX shall be made for any Losses that are recovered by Indemnified Persons from any third party (including insurers). To the extent the Indemnified Persons receive any payment pursuant to any insurance policies as to a claim with respect to which it has previously received payment in accordance with this ARTICLE IX, then in such event the Indemnified Persons shall promptly reimburse such payment for the full amount previously received.

9.11 Non-Exclusive Remedy for Fraud or Willful Misconduct. Notwithstanding anything to the contrary in this ARTICLE IX for claims based on fraud or willful misconduct by the Company, the sole remedy of Indemnified Persons shall be against the recipient of Series A-l Merger Consideration in an amount not to exceed the Series A-1 Merger Consideration. For the avoidance of doubt, remedies for such claims may be sought without regard to the cap set forth in Section 9.4(b) or the expiration of any survival period set forth in Section 9.2, subject to applicable Law.

9.12 Adjustment to Purchase Price. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

9.13 Enforcement. The provisions of this ARTICLE IX are intended for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective successors and permitted assigns.

ARTICLE X

THE STOCKHOLDERS’ AGENT

10.1 The Stockholders’ Agent.

(a) Appointment. Effective upon the Stockholder Approval and without any further action by the Stockholders, the Company and the Stockholders hereby appoint Jon Brod as agent and attorney-in-fact (the “Stockholders’ Agent”) for and on behalf of the Stockholders. The Stockholders’ Agent shall have full power and authority to represent all of the Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement, and all actions taken by the Stockholders’ Agent hereunder and thereunder shall be binding upon all such Stockholders as if expressly confirmed and ratified in writing by each of them, and no Stockholders shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders’ Agent shall take any and all actions that he believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Stockholders as if the Stockholders were acting on their own behalf, including executing the Escrow Agreement as Stockholders’ Agent, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholders’ Agent or any Stockholders, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, defending all indemnity claims against the Stockholders pursuant to Section 9.3 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Agent shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all of the Stockholders.

(b) Authorization. By their approval and adoption of this Agreement, the Stockholders hereby authorize the Stockholders’ Agent, on the Stockholders’ behalf, to:

(i) receive all notices or documents given or to be given to any of the Stockholders by Parent pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement; (ii) deliver to Parent at the Closing all certificates and documents to be delivered to Parent by any of the Stockholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Stockholders and deposited with the Stockholders’ Agent for such purpose; (iii) engage counsel, and such accountants and other advisors for any of the Stockholders and incur such other expenses on behalf of any of the Stockholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Agent may in his sole discretion deem appropriate; and (iv) take such action on behalf of any of the Stockholders as the Stockholders’ Agent may in his sole discretion deem appropriate in respect of (A) taking such other action as the Stockholders’ Agent or any of the Stockholders is authorized to take under this Agreement or the Escrow Agreement, (B) receiving all documents or certificates and making all determinations, on behalf of any of the Stockholders, required under this Agreement or the Escrow Agreement, (C) all such other matters as the Stockholders’ Agent may in his sole discretion deem necessary or appropriate to consummate this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby and (D) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to ARTICLE IX and any waiver of any obligation of Parent, Merger Sub or the Surviving Corporation. All actions, decisions and instructions of the Stockholders’ Agent shall be conclusive and binding upon all of the Stockholders, and no Stockholder shall have any claim or cause of action against the Stockholders’ Agent, and the Stockholders’ Agent shall have no liability to any Stockholder, for any action taken, decision made or instruction given by the Stockholders’ Agent in connection with this Agreement or the Escrow Agreement, except in the case of the Stockholders’ Agent’s gross negligence or willful misconduct. The Stockholders’ Agent may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Agent in accordance with such advice, the Stockholders’ Agent shall not be liable to the Stockholders or the Escrow Agreement.

(c) Indemnification of Stockholders’ Agent; Compensation. The Stockholders’ Agent shall be indemnified for and shall be held harmless by the Stockholders (but not out of the Escrow Fund) against any loss, liability or expense incurred by the Stockholders’ Agent relating to the Stockholders’ Agent’s conduct in his capacity as Stockholders’ Agent, other than such losses, liabilities or expenses resulting from the Stockholders’ Agent’s gross negligence or willful misconduct in connection with his performance under this Agreement and the Escrow Agreement. The indemnification under this Section 10.1(c) shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be the responsibility of the Stockholders (but not out of the Escrow fund) based on their Sharing Percentage, and Parent shall have no liability therefor. The Stockholders’ Agent shall not receive any compensation for his services hereunder, other than reimbursement by the Stockholders, based on their Sharing Percentage, of out-of-pocket expenses incurred in the performance of the Stockholders’ Agent’s duties.

(d) Access to Information. Subject to any attorney-client or similar legal privileges, Parent shall provide the Stockholders’ Agent reasonable access, subject to appropriate confidentiality restrictions, to information relating to any Indemnity Claim that is in the possession or control of Parent, and Parent shall make available the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing the Stockholders’ Agent’s duties under this Agreement or the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim; provided that the Stockholders’ Agent shall treat confidentially and shall not disclose any nonpublic information from or concerning any Indemnity Claim to any Person (other than, on a need-to-know basis, to (i) the Stockholders’ Agent’s attorneys, accountants or other advisers, (ii) the Stockholders and (iii) any arbitrators appointed to resolve disputes pursuant to this Agreement).

(e) Reasonable Reliance. In the performance of his duties hereunder, the Stockholders’ Agent shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Stockholder or Parent. The Stockholders’ Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(f) Attornev-in-Fact. The Stockholders’ Agent is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholders’ Agent and in general to do all things and to perform all acts, including executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement or the Escrow Agreement. Except as otherwise set forth in this Agreement, this power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law (whether by such Stockholder’s death, disability protective supervision) or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally before the complete distribution of the Escrow Fund. Each Stockholder hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholders’ Agent taken in good faith under this Agreement or the Escrow Agreement. Notwithstanding the power of attorney granted in this Section 10.1(f), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such directly instead of the Stockholders’ Agent.

(g) Liability. If the Stockholders’ Agent is required by the terms of this Agreement or of the Escrow Agreement to determine the occurrence of any event or contingency, the Stockholders’ Agent shall, in making such determination, be liable to the Stockholders only for the Stockholders’ Agent’s proven gross negligence or willful misconduct as determined in light of all the circumstances, including the time and facilities available to the Stockholders’ Agent in the ordinary course of business consistent with past practice. In determining the occurrence of any such event or contingency, the Stockholders’ Agent may request from any of the Stockholders such reasonable additional evidence as the Stockholders’ Agent in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency and may at any time inquire of and consult with others, including any of the Stockholders. The Stockholders’ Agent shall not be liable to any Stockholders for any damages resulting from the delay of the Stockholders’ Agent in acting hereunder pending receipt by and examination of evidence requested by the Stockholders’ Agent.

(h) Orders. The Stockholders’ Agent is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Stockholders’ Agent and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then the Stockholders’ Agent is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree of which the Stockholders’ Agent is advised by legal counsel selected by such Stockholders’ Agent is binding upon the Stockholders’ Agent without the need for appeal or other action. If the Stockholders’ Agent complies with any such order, writ, judgment or decree, the Stockholders’ Agent shall not be liable to any Stockholder by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(i) Removal of Stockholders’ Agent; Authority of Successor Stockholders’ Agent. Those Stockholders that in the aggregate hold at least a majority of the remaining portion of the Escrow Fund (determined using each Stockholder’s Sharing Percentage) shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Stockholders’ Agent and to appoint a successor Stockholders’ Agent; provided, however, that neither such removal of the then acting Stockholders’ Agent nor such appointment of a successor Stockholders’ Agent shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Agent appointed in such writing that he or she accepts the responsibility of successor Stockholders’ Agent and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Agent. Each successor Stockholders’ Agent shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Agent, and the term “Stockholders’ Agent” as used herein and in the Escrow Agreement, shall be deemed to include any interim or successor Stockholders’ Agent.

(j) Actions of Stockholders’ Agent. Any action taken by the Stockholders’ Agent pursuant to the authority granted in this Section 10.1 shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of, or direction from, any Stockholder.

(k) Reliance. Each of Parent, the Surviving Corporation, the Paying Agent, and their Affiliates shall not be obligated to inquire into the authority of the Stockholders’ Agent, and each of them shall be fully protected in dealing with the Stockholders’ Agent hereunder.

(1) Binding Appointment. The provisions of this Agreement, including this ARTICLE X, shall be binding upon each Stockholder and the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder shall mean and include the successors to the Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment. This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto, except as provided in Section 251(d) of the DGCL (in which event the Stockholders’ Agent may consent to any such amendment on behalf of the Stockholders).

11.2 Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by facsimile or email (if applicable) as follows:

(a) If to Parent, Merger Sub or the Surviving Corporation:

AOL LLC

22000 AOL Way

Dulles, Virginia 20166

Facsimile: (703) 466-9093

Attention: Deputy General Counsel

with copies to each of:

AOL LLC

22000 AOL Way

Dulles, Virginia 20166

Facsimile: (703) 265-4250

Attention: Executive Vice President and Chief Financial Officer

and

Arnold & Porter LLP

1600 Tysons Boulevard

Suite 900

McLean, Virginia 22102

Facsimile: (703) 720-7399

Email: Paul_Freshour@aporter.com

Attention: Paul D. Freshour

(b) If to the Company prior to the Effective Time:

Patch Media Corporation

584 Broadway Suite 1206

New York, NY 10012

Email: jon@patch.com

Attention: Jon Brod

with a copy to:

Burns & Levinson LLP

125 Summer Street

Boston, MA

Facsimile: 617 345-3299

Email: sbrook@burnslev.com

Attention: Stephen D. Brook

(c) If to the Stockholders’ Agent:

Jon Brod

c/o Patch Media Corporation

584 Broadway Suite 1206 New York, NY 10012

Email: jon@patch.com

Attention: Jon Brod

with a copy to:

Burns & Levinson LLP

125 Summer Street

Boston, MA

Facsimile: 617 345-3299

Email: sbrook@burnslev.com

Attention: Stephen D. Brook

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 11.3. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or email, upon confirmed receipt.

11.4 Company Disclosure Schedule. The Company Disclosure Schedule shall identify exceptions and other matters with respect to the representations, warranties, covenants and agreements of the Company herein and be arranged in certain specific sections and subsections corresponding to the sections and subsections of this Agreement. The disclosure of any exception or other matter in any Section or subsection of ARTICLE III shall only be deemed to qualify any other Section or subsection of ARTICLE III to the extent that its relevance thereto is readily apparent; provided, however, that no exceptions or other matters in the Company Disclosure Schedule shall be deemed to qualify Section 3.10(a) (Absence of Certain Changes or Events).

11.5 Interpretation. When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section, subsection, or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties, covenants or agreements, shall mean material in relation to such party. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. If a document or material has been “made available” to Parent, such phrase means that such document or material has been made available to Parent prior to the date hereof in the online data room maintained on behalf of the Company.

11.6 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in an mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the extent possible.

11.7 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the Transaction Documents (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

11.8 Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, however, that Parent and Merger Sub may assign this Agreement or all or any of their rights or obligations hereunder to one or more of their Affiliates without the consent of any other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

11.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (except for the Indemnified Persons to the extent set forth in ARTICLE IX) any right, benefit or remedy under or by reason of this Agreement.

11.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, except to the extent that the Laws of the State of Delaware mandatorily apply to the Merger.

11.12 Dispute Resolution. The parties hereto intend that all disputes between or among them arising out of this Agreement shall be settled amicably through good faith discussions upon the written request of any party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by binding arbitration at the request of any party hereto. Each arbitration hereunder shall be conducted in New York, New York in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association, as such Rules may be in effect at the time of the referral of the dispute to arbitration, except to the extent that such rules are inconsistent with the provisions of this Agreement. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the Rules. Each party hereto may demand arbitration by filing a written demand with any other party or parties hereto within one hundred eighty (180) days after the expiration of the first sixty (60) day period. Each party to such arbitration shall select one (1) arbitrator and the two (2) arbitrators selected by the parties to such arbitration shall jointly select a third arbitrator, which arbitrators shall conduct the arbitration of such dispute. Judgment upon an award rendered in an arbitration hereunder may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a dispute.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.

(Remainder of this page intentionally left blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

AOL LLC

By:	/s/ Nisha Kumar
Name: NISHA KUMAR
Title: EVP & CFO

MERGER SUB:

PUMPKIN MERGER CORPORATION

By:
Name:
Title:

THE COMPANY:

PATCH MEDIA CORPORATION

By:
Name: Jon Brod
Title: President and Chief Executive Officer

THE STOCKHOLDERS’ AGENT:

By:
Name: Jon Brod

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

AOL LLC

By:
Name:
Title:

MERGER SUB:

PUMPKIN MERGER CORPORATION

By:	/s/ Theodore R. Cahall, Jr.
Name: Theodore R. Cahall, Jr.
Title: President

THE COMPANY:

PATCH MEDIA CORPORATION

By:
Name: Jon Brod
Title: President and Chief Executive Officer

THE STOCKHOLDERS’ AGENT:

By:
Name: Jon Brod

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

AOL LLC

By:
Name:
Title:

MERGER SUB:

PUMPKIN MERGER CORPORATION

By:
Name:
Title:

THE COMPANY:

PATCH MEDIA CORPORATION

By:	/s/ Jon Brod
Name: Jon Brod
Title: President and Chief Executive Officer

THE STOCK HOLDERS’ AGENT:

By:	/s/ Jon Brod
Name: Jon Brod

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF

CONSENT AGREEMENT

This CONSENT AGREEMENT, dated as of May                  , 2009 (this “Agreement”), is by and among AOL LLC, a Delaware limited liability company (“Parent”), Polar News Company, LLC (the “Consenting Stockholder”) and PATCH MEDIA CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Pumpkin Merger Corporation (“Merger Sub”), Company and Jon Brod, in his capacity as Stockholders’ Agent (the “Stockholders’ Agent”) are entering into an Agreement and Plan of Merger (as such agreement may be amended from time to time and whether or not such agreement has been terminated, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Consenting Stockholder owns beneficially and of record at least 89% (on a fully diluted basis) of the shares of Company Capital Stock (the “Shares”); and

WHEREAS, as a condition to the willingness of, and as an inducement to, Parent and Merger Sub to enter into the Merger Agreement, the Consenting Stockholder has agreed to enter into this Agreement pursuant to which, among other things, the Consenting Stockholder has agreed to execute and deliver, in accordance with the requirements of the DGCL, a written consent to, and to vote all Shares owned by it in favor of, the approval of this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to them in the Merger Agreement.

ARTICLE II

CONSENT, VOTING MATTERS AND PROXY

2.1 Written Consent.

(a) Effective immediately following the execution and delivery of the Merger Agreement by the parties thereto and with respect to all Shares as to which the Consenting Stockholder has, directly or indirectly, the right to vote or direct the voting, the Consenting Stockholder, by its execution hereof and in accordance with the DGCL (including Section 228

1

thereof), hereby consents to, approves of and adopts, the Merger Agreement, the Merger and the other transactions contemplated thereby.

(b) In furtherance of the foregoing, the Consenting Stockholder shall execute and deliver to the Company (with a copy thereof to Parent), immediately following the execution of this Agreement, an Action by Written Consent of the Consenting Stockholder in the form attached hereto as Exhibit A.

2.2 Agreement to Vote.

(a) From the date hereof until the earlier to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (such earlier event, the “Termination Event”), the Consenting Stockholder shall, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of all or any class of the Stockholders, however called, or in connection with any written consent of the Stockholders, (I) waive the invalidity or absence of notice of any such meeting, (II) appear at such meeting or otherwise cause the Consenting Stockholder’s Shares to be counted as present thereat for purposes of establishing a quorum and (III) if and to the extent the following matters are put to a vote of the Stockholders, vote or consent (or cause to be voted or consented), in person or by proxy as provided in Section 2.3 (and including by Section 2.1), all the Consenting Stockholder’s Shares as to which the Consenting Stockholder has, directly or indirectly, the right to vote or direct the voting:

(i) in favor of the adoption and approval of the Merger Agreement, the terms thereof, the Merger, the other transactions contemplated thereby and any actions required in furtherance thereof and hereof (including any amendment to the Merger Agreement approved by Parent, Merger Sub, the Company and the Stockholders’ Agent), and in favor of any adjournment of any meeting of the Stockholders for the purpose of soliciting additional votes in favor of any of the foregoing;

(ii) against any action or agreement that would be reasonably likely to impede, interfere with or discourage the transactions contemplated by the Merger Agreement or this Agreement or that would be reasonably likely to result in a material breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement; and

(iii) except as required under the Merger Agreement, against any of the following actions: (1) any extraordinary corporate transaction, including any merger, consolidation or other business combination involving the Company (other than the Merger); (2) a sale, lease or transfer of a material amount of assets of the Company or a reorganization, recapitalization, dissolution or liquidation of the Company; (3) the election of any director of the Company that is not approved in advance by Parent; (4) any change in the present capitalization of the Company; (5) any amendment of the Company Charter or the Company’s bylaws; (6) any other material change in the Company’s corporate structure or change in any manner of the voting rights of the Company Capital Stock; (7) the creation of

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any Subsidiaries or any of the foregoing actions referenced in items (1) through (6) in respect of such Subsidiary; or (8) any proposal, whether precatory or otherwise, in favor of any of the foregoing actions.

(b) From the date hereof until the occurrence of a Termination Event, the Consenting Stockholder shall not (i) enter into any Contract or understanding with any Person to vote or give voting instructions in a manner inconsistent with this Agreement (including this Section 2.2) or (ii) grant any proxy or power of attorney for another Person (other than Parent pursuant to Section 2.3) to (A) vote, (B) execute any consent with respect to, (C) deposit into a voting trust or (D) enter into any other Contract or understanding to vote, any shares of Company Capital Stock in any manner.

2.3 Irrevocable Proxy.

(a) From the date hereof until the occurrence of a Termination Event, the Consenting Stockholder hereby irrevocably grants to and appoints, and agrees from time to time to grant to and appoint, Parent, and any individual designated in writing by it, as the Consenting Stockholder’s proxy, agent and attoney-in-fact (with full power of substitution) for and in the name, place and stead of the Consenting Stockholder to (i) vote (or cause to be voted) the Shares as to which the Consenting Stockholder has, directly or indirectly, the right to vote or direct the voting or (ii) grant a consent or approval in respect of the Shares as to which the Consenting Stockholder has, directly or indirectly, the right to vote or direct the voting, in each case, on the matters covered by Section 2.2 and in a manner consistent with Section 2.2.

(b) The Consenting Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Consenting Stockholder’s execution and delivery of this Agreement. The Consenting Stockholder hereby affirms that (i) the proxy set forth in this Section 2.3 is given in connection with the execution of this Agreement and that such proxy is given to secure the performance by the Consenting Stockholder of its obligations under this Agreement and (ii) the proxy set forth in this Section 2.3 is coupled with an interest and may not under any circumstances be revoked or terminated prior to the occurrence of a Termination Event. Such proxy is executed and intended to be irrevocable in accordance with the provisions of applicable Law. The Consenting Stockholder hereby ratifies and confirms any action that the holder of such proxy may lawfully do or cause to be done by virtue hereof. The Consenting Stockholder also agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy and hereby revokes any proxy previously granted by it with respect to its Shares that would be inconsistent with the proxy granted pursuant to this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONSENTING STOCKHOLDER

The Consenting Stockholder hereby represents and warrants to Parent as follows:

3.1 Authority; Enforceability. To the extent applicable, the Consenting Stockholder is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. The Consenting Stockholder has all necessary power and authority

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to execute and deliver this Agreement and each instrument required to be executed and delivered by it and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Consenting Stockholder of this Agreement and each instrument required to be executed and delivered by it, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, to the extent applicable, have been duly and validly approved by all necessary corporate or similar action. Each of this Agreement and each instrument required to be executed and delivered by the Consenting Stockholder has been duly and validly executed and delivered by the Consenting Stockholder and, assuming the due authorization, execution and delivery thereof by Parent, constitutes a legal, valid and binding obligation of the Consenting Stockholder, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.2 No Conflict. The execution and delivery by the Consenting Stockholder of this Agreement or any instrument required to be executed and delivered by it do not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby shall not, (a) conflict with or violate the Consenting Stockholder’s organizational documents (if applicable), (b) conflict with or violate any Law or Order applicable to it or by which any of its properties, rights or assets is bound or affected, (c) result in any breach or violation of, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair its rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of its properties, rights or assets pursuant to, any bond, indenture, Contract, permit, franchise or other instrument or obligation to which it is a party or by which its properties, rights or assets is bound or affected or (d) require it to obtain any Approval of any Person or Governmental Authority, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Authority.

3.3 Absence of Litigation, Claims and Orders. To the knowledge of the Consenting Stockholder, there is no Claim pending or threatened on behalf of or against the Consenting Stockholder that questions or challenges (i) the validity of this Agreement or (ii) any action taken or to be taken by it pursuant to this Agreement or in connection with the transactions contemplated hereby.

3.4 Ownership of Shares. The Consenting Stockholder is the record and beneficial owner of the number of shares of Company Capital Stock set forth opposite its name on the signature pages hereto, which shares of Company Capital Stock are, as of the Closing, free and clear of all Liens. Such shares of Company Capital Stock constitute all of the Shares owned of record or beneficially by the Consenting Stockholder or with respect to which the Consenting Stockholder has the power to vote or direct the vote. The Consenting Stockholder has sole voting power and sole power to agree to all of the matters set forth in this Agreement with respect to the Shares, with no restrictions on the Consenting Stockholder’s voting power pertaining thereto.

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3.5 No Reliance. The Consenting Stockholder acknowledges that it has conducted such investigation, if any, with respect to the Merger, the adequacy of the Merger Consideration and the terms of this Agreement and the Merger Agreement as the Consenting Stockholder believes appropriate or desirable. The decision of the Consenting Stockholder to consent to the Merger and to enter into this Agreement has been made by the Consenting Stockholder independently of any other Company stockholder and independently of any information, materials, statements or opinions as to the terms and conditions of this Agreement or the Merger Agreement that may have been made or given by the Company, any other Company stockholder, Parent, Merger Sub or any representative or Affiliate of them. The Consenting Stockholder acknowledges that none of the Company, any other Company stockholder, Parent, Merger Sub or any representative or Affiliate of them shall have any liability to the Consenting Stockholder relating to or arising from any such information, materials, statements or opinions.

3.6 Acknowledgement of Parent Reliance. The Consenting Stockholder understands and agrees that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Consenting Stockholder’s execution and delivery of this Agreement.

ARTICLE IV

COVENANTS OF THE CONSENTING STOCKHOLDER

The Consenting Stockholder hereby covenants and agrees as follows:

4.1 Confidentiality.

(a) The Consenting Stockholder hereby agrees that it will hold, and will cause its Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, in confidence all information regarding Parent, Merger Sub, the existence of this Agreement and the Merger Agreement and any of the terms and conditions hereof and thereof and the transactions contemplated hereby and thereby.

(b) The Consenting Stockholder hereby agrees that (i) it will hold, and will cause its Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, in confidence all data and information in its possession relating to the businesses and operations of the Company that is non-public, confidential or proprietary in nature (the “Proprietary Information”) and (ii) except to the extent necessary to comply with applicable Law, will not disclose such Proprietary Information to any Person (other than to the Consenting Stockholder’s Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers and financial advisors), but in such event only on a need-to-know basis); provided, however, that this Section 4.1(b) shall be inoperative as to such portions of the Proprietary Information that become generally available to the public other than as a result of disclosure in violation of any confidentiality obligation.

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4.2 Public Announcements. The Consenting Stockholder shall consult with and obtain the written approval of Parent before issuing any press release or making any other public disclosure with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law, in which event the Consenting Stockholder proposing to issue such press release or make such public disclosure shall use its best efforts to consult in good faith with Parent before issuing any such press release or making any such public disclosure).

4.3 Additional Shares. The Consenting Stockholder hereby agrees, until the occurrence of a Termination Event, to promptly notify Parent of the number of any shares of Company Capital Stock acquired by the Consenting Stockholder after the date hereof. The Consenting Stockholder shall obtain the right to vote, and shall vote in accordance with this Agreement, any Shares that the Consenting Stockholder acquires after the date hereof.

4.4 Further Assurances. From time to time until the occurrence of a Termination Event, at Parent’s request, the Consenting Stockholder shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by this Agreement and the Merger Agreement, including granting any waiver required under any Contract to which the Consenting Stockholder is a party which is inconsistent with any obligations of the Consenting Stockholder hereunder.

4.5 No Solicitation. The Consenting Stockholder acknowledges and agrees that it has read and understands Section 5.5 of the Merger Agreement and hereby agrees that from the date hereof until the occurrence of a Termination Event, it shall be bound by the provisions of Section 5.5 of the Merger Agreement to the same extent as if the Consenting Stockholder itself were bound by the Company’s obligations thereunder.

4.6 Acknowledgement Regarding Compensation. The Consenting Stockholder acknowledges and agrees that, to the extent applicable to such Stockholder, as of the date of this Agreement he, she or it is not owed any wages or compensation from the Company for work performed, whether salary, overtime, bonus or commission.

ARTICLE V

TRANSFER RESTRICTIONS

5.1 Restrictions on Transfer. Prior to the occurrence of a Termination Event, the Consenting Stockholder shall not, directly or indirectly, sell, transfer, hedge, pledge, encumber, assign or otherwise dispose of (including by gift, bequest, appointment or otherwise) (collectively, “Transfer”), or consent to or permit any Transfer of, the Consenting Stockholder’s Shares or any interest therein. If any ownership (whether legal or beneficial) of the Consenting Stockholder’s Shares shall pass to any Person (including the Consenting Stockholder’s administrators, successors or receivers), whether by operation of Law or otherwise, then such Shares shall continue to be subject to this Agreement and the obligations of the Consenting Stockholder hereunder.

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5.2 Stop Transfer; Legend. The Consenting Stockholder agrees that (a) it will not request that the Company register the Transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares and (b) if requested by Parent, with respect to any Shares in certificated form, it will present to the Company the certificates representing such certificated Shares for inscription by the Company with the following legend: “THE SHARES OF CAPITAL STOCK OF PATCH MEDIA CORPORATION (THE “COMPANY”) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONSENT AGREEMENT DATED AS OF MAY     , 2009 AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OTHER THAN IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

ARTICLE VI

WAIVERS AND RELEASE

6.1 No Dissenters’ Rights. The Consenting Stockholder hereby waives and agrees not to exercise any dissenters’ or appraisal rights pursuant to Section 262 of the DGCL or any other right to object to the Merger, the Merger Agreement or the transactions contemplated thereby.

6.2 Release. In consideration of Parent’s covenants and agreements contained herein and in the Merger Agreement, effective as of the Closing, the Consenting Stockholder hereby releases, waives and discharges the Company and its officers and directors (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect thereof, interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts, covenants, fees, costs and Losses of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third party witness, with the enforcement of this Agreement and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Claims”), but only with respect to (i) Claims against the Company, including Claims for breach by the Company’s Board of Directors or its individual directors and officers of their obligations, in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby and (ii) Claims that in any way arise from or out of, are based upon, or relate to the Consenting Stockholder’s rights to indemnification and reimbursement of expenses, if any, pursuant to any agreement between the Consenting Stockholder and the Company (other than that certain Contribution and Assumption Agreement, dated as of November 6, 2008, to the extent applicable), the Company Charter or the Company’s bylaws, as the same may be modified, supplemented, amended or restated from time to time. This Section 6.2 is for the benefit of the Released Persons and shall be enforceable by any of them directly against the Consenting Stockholder. With respect to such Claims, the Consenting Stockholder hereby expressly waives any and all rights conferred upon it by any

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statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

ARTICLE VII

AGREEMENT TO BE BOUND BY CERTAIN PROVISIONS

OF THE MERGER AGREEMENT

7.1 Tax Withholding, Escrow and Indemnification. The Consenting Stockholder acknowledges, approves of and agrees to be bound by the escrow and indemnification provisions set forth in Section 2.13 and in Article IX of the Merger Agreement. This Section 7.1 is for the benefit of the Indemnified Persons and shall be enforceable by such Indemnified Persons directly against the Consenting Stockholder.

7.2 Stockholders’ Agent. The Consenting Stockholder acknowledges and accepts the appointment of the Stockholders’ Agent pursuant to the terms of the Merger Agreement and the other provisions relating thereto as set forth in Article X of the Merger Agreement. This Section 7.2 is for the benefit of the Stockholders’ Agent, the Company, the Surviving Corporation and Parent and shall be enforceable by any of them directly against the Consenting Stockholder.

ARTICLE VIII

MISCELLANEOUS

8.1 Termination. This Agreement shall terminate and be of no further force and effect upon the occurrence of a Termination Event; provided, however, that (i) Section 4.1 (a) and this ARTICLE VIII shall survive such termination and remain in full force and effect in accordance with their terms, and (ii) no such termination will relieve any party from liability for breach of this Agreement by such party that occurred prior to such termination.

8.2 Fees and Expenses. Subject to Section 8.3 of the Merger Agreement, all fees and expenses incurred in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.3 Amendment. This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto.

8.4 Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such

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extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by facsimile or email (if applicable) as follows:

(a) If to Parent, then as provided for in Section 11.3 of the Merger Agreement;

(b) If to the Consenting Stockholder then to the address set forth on the Consenting Stockholder’s signature page hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance with this Section 8.5. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or email, upon confirmed receipt.

8.6 Interpretation. When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section, subsection or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. Except for the Merger Agreement, this Agreement (including all exhibits hereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written and oral, among the parties, or any of them, with respect to the subject matter hereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof.

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8.9 Assignment. Except as set forth in Section 2.3(a) (with respect to Parent’s right to designate a proxy, agent and attorney-in-fact), this Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, however, that Parent may assign this Agreement or all or any of its rights or obligations hereunder to one or more of its Affiliates without the consent of any other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10 No Third Party Beneficiaries. Except as provided in Section 6.2 and ARTICLE VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy under or by reason of this Agreement.

8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, except to the extent that the Laws of the State of Delaware mandatorily apply to the Merger.

8.13 Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Federal District Court for the Southern District of New York (or in the absence of jurisdiction thereof, the courts of the State of New York located in the Borough of Manhattan) in the event any dispute arises out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any Related Agreement or any transaction contemplated hereby or thereby in any court other than the such courts and (iv) waives (and shall not make) any claim that jurisdiction in such court is not convenient to such party.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.14 Specific Performance. The Consenting Stockholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and as such Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by

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the Consenting Stockholder and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which Parent is entitled at law or in equity.

8.15    Counterparts. This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PARENT:

AOL LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

THE COMPANY:

PATCH MEDIA CORPORATION

By:
Name:
Title:

[Signature Page to Consent Agreement for the Consenting Stockholder]

THE CONSENTING STOCKHOLDER:

SHARES HELD	ADDRESS AND COUNTRY OF RESIDENCY FOR TAX PURPOSES	NAME AND SIGNATURE

[ ] shares of Company Capital Stock	[ ]

	Country of Residency for Tax Purposes: [ ]	By:
Name:
Title:

[Signature Page to Consent Agreement for the Consenting Stockholder]

EXHIBIT A

FORM OF ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS OF PATCH MEDIA CORPORATION

The undersigned, being holders of at least a majority of all of the issued and outstanding capital stock of Patch Media Corporation (the “Corporation”), voting together as a single class pursuant to Section 228(a) of the Delaware General Corporation Law, do hereby take the following actions by written consent and without a meeting:

Agreement and Plan of Merger

RESOLVED:	That the certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Corporation, AOL LLC, Pumpkin Merger Corporation and Jon Brod, as the Stockholders’ Agent, in the form approved by the Board of Directors of the Corporation and attached hereto as Exhibit A (the “Merger Agreement”), which provides for, among other things, a merger (the “Merger”) of Pumpkin Merger Corporation with and into the Corporation, with the Corporation continuing as the surviving corporation and as a subsidiary of AOL LLC be, and it hereby is, approved and adopted.

RESOLVED:	That upon consummation of the merger and pursuant to Section 2.4 of the Merger Agreement, the existing Certificate of Incorporation and Bylaws of the Corporation, in each case as may be amended, restated and in effect, will be replaced by the Certificate of Incorporation and Bylaws of Pumpkin Merger Corporation.

Adoption of Certificate of Incorporation and Bylaws

RESOLVED:	That in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, the Certificate of Incorporation and Bylaws of Pumpkin Merger Corporation, in the forms attached hereto as Exhibits B and C, respectively, be, and they hereby are, adopted, ratified and approved as the Certificate of Incorporation and Bylaws of the Corporation, effective upon the filing by the appropriate officers of the Corporation of a Certificate of Merger with the Secretary of State of Delaware.

RESOLVED:	That the Officers of the Corporation be, and hereby are, authorized, in the name and on behalf of the Corporation, to take all such action and to prepare, execute and deliver any documents they may deem necessary or desirable to effectuate the foregoing resolutions, the taking of any such action or the execution and delivery of any such document by such Officers to be conclusive evidence that they deemed such action or document to be necessary or desirable.

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION

of

PATCH MEDIA CORPORATION

Patch Media Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST.    The name of the corporation is Patch Media Corporation (the “Corporation”).

SECOND.    The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.    1. Common Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”). All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

2. Voting Rights. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors, subject to any provision of this Certificate of Incorporation, as it may be amended from time to time.

4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

FIFTH.    To the fullest extent permitted by the DGCL as the same now exists or may hereafter be amended, a director of the Corporation shall not be liable to the

Corporation or its stockholders for monetary damages for breach of fiduciary duties as a director. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

SIXTH.    The Board of Directors, acting by majority vote, is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed by                     , its                      on this          day of June, 2009.

Name: Title:

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EXHIBIT C

FORM OF BY-LAWS

of

PATCH MEDIA CORPORATION

(hereinafter, the “Corporation”)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation in the State of Delaware, as set forth in the Certificate of Incorporation, shall be established and maintained at Corporation Service Company, 2711 Centerville Road, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address shall be Corporation Service Company.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meetings. The Annual Meeting of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect a Board of Directors by a plurality vote, and transact such other business as may properly be brought before the meeting.

Section 3. Special Meetings. Special Meetings of Stockholders, for any purpose or purposes, may be called by the President, Secretary or Treasurer, and shall be called by any such officer at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.

Section 4. Notice of Meetings. Written notice of an Annual Meeting or Special Meeting stating the place, date, and hour of the meeting and in the case of a Special Meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 5. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

Section 6. Voting. Any questions brought before any meeting of stockholders shall be decided by a majority vote of the number of shares entitled to vote, present in person or represented by proxy. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period.

Section 7. Action by Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

Section 1. Number and Election of Directors. The number of directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. The initial directors shall be determined by resolution of the sole incorporator of the Corporation or the Board of Directors, as the case may be. Thereafter, within the limits specified above, the number of directors shall be determined by the Board of Directors or by the stockholders. Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal.

Section 2. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the stockholders, a

2

majority vote of all directors, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal.

Section 3. Committees. The Board of Directors may designate one or more committees, which committees shall, to the extent provided in the resolution of the Board of Directors establishing such a committee, have all authority and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent lawful under the General Corporation Law of the State of Delaware.

Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 5. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the president or any one director with one day’s notice to each director, either personally or by mail, telephone or facsimile transmission.

Section 6. Quorum; Board Action. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the entire Board of Directors shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 8. Compensation. The Corporation shall reimburse the reasonable expenses incurred by members of the Board of Directors in connection with attendance at meetings of the Board of Directors and of any committee on which such member serves; provided, that the foregoing shall not preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

Section 9. Removal. Unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

3

ARTICLE IV

OFFICERS

The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE V

NOTICES

Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telephone, electronic mail or facsimile transmission.

Section 2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VI

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or

4

for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 3. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VII

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in section 1 of this Article shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses

5

under this Section 2 or otherwise. Such undertaking shall be an unlimited, unsecured general obligation of the Indemnitee, and shall be accepted without reference to such Indemnitee’s ability to make repayment. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

Section 3. Right of Indemnitees to Bring Suit. If a claim under Section 1 or 2 of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any-such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that an Indemnitee acted in such a manner as to make him or her ineligible for indemnification.

Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation as amended from time to time, these By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise. However, no person shall be entitled to

6

indemnification by the Corporation by virtue of the fact that such person is actually indemnified by another entity, including an insurer.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII

AMENDMENTS

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the majority vote of the entire Board of Directors.

Entire Board of Directors. As used in this Article VIII and in these Bylaws generally, the term “entire Board of Directors” means the total number of the directors which the Corporation would have if there were no vacancies.

Adopted by the Board of Directors:                                               2009

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EXHIBIT D

FORM OF FIRPTA CERTIFICATE

Notice to Internal Revenue Service

Pursuant to U.S. Treasury Regulations §1.897-2(h)

June     , 2009

Internal Revenue Service Center

P.O. Box 409101

Ogden, UT 84409

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that withholding is not required if the transferee acquires property that is not a United States real property interest or acquires an interest in a domestic corporation that is not a United States real property interest. To inform AOL LLC, a Delaware limited liability company (“Parent”), that withholding of tax is not required upon the acquisition on the date hereof of interests in Patch Media Corporation, a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger Agreement, dated as of May 30, 2009, by and among Parent, the Company, and certain other parties thereto, the Company hereby certifies the following:

1. This certificate is provided pursuant to Treasury Regulations Sections 1.1445-2(c)(3)and 1.897-2(h).

2. The Company’s address and taxpayer identification number is:

Patch Media Corporation

584 Broadway, Suite 1206

New York NY 10012

3. TIN: [                    ]

4. The Company is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code.

(Remainder of Page Intentionally Left Blank)

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare I have the authority to sign this document on behalf of the Company.

PATCH MEDIA CORPORATION

By:
Name: Title:

[FIRPTA Certificate]

EXHIBIT E

FORM OF

WAIVER OF CERTAIN LIQUIDATION RIGHTS

                         , 2009

In connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 30, 2009, by and among AOL LLC, a Delaware limited liability company (“Parent”), Pumpkin Merger Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Patch Media Corporation, a Delaware corporation (the “Company”), and Jon Brod, in his capacity as the Stockholders’ Agent, Polar News Company, LLC, a Delaware limited liability company (“Polar News”) and the holder of all of the issued and outstanding shares of Series A-1 Preferred Stock (“Series A-l Preferred Stock”), par value $0.001 per share, of the Company, hereby (capitalized terms not otherwise defined herein shall have the meanings ascribe to them in the Company’s Amended and Restated Certificate of Incorporation, filed with the State of Delaware on January 9, 2009 (the “Certificate of Incorporation”)):

(i) waives and releases all rights, claims and demands of whatever nature it may have, under Article Fourth Section C.2.(a) of the Company’s Certificate of Incorporation, to receive, in the event of the merger (“Merger”) of Merger Sub with and into the Company in accordance with the terms of the Merger Agreement, an amount equal to the greater of (i) the Series A-l Original Issue Price per share of Series A-l Preferred stock, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had each such share been converted into Common Stock immediately prior to the Merger, with respect to each and every share of the Company’s Series A-l Preferred Stock; and

(ii) consents to the receipt of the consideration set forth in the Merger Agreement as full payment for its 64,000,000 shares of Series A-l Preferred Stock.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the undersigned has executed this Waiver of Certain Liquidation Rights, as of the date first above written.

SERIES A-l PREFERRED STOCKHOLDER

POLAR NEWS COMPANY, LLC

By: Jon Brod, Manager

EXECUTION COPY

Patch Media Corporation

Disclosure Schedules to Agreement and Plan of Merger

Introduction

Unless otherwise defined in these disclosure schedules (each a “Schedule” and, collectively, the “Schedules”), all capitalized terms herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of May 30, 2009, by and among the parties identified therein (the “Agreement”).

The disclosure of any exception or other matter in any Section or subsection of ARTICLE III of the Agreement shall only be deemed to qualify any other Section or subsection of ARTICLE III of the Agreement to the extent that its relevance thereto is readily apparent; provided, however, that no exceptions or other matters in the Schedules shall be deemed to qualify Section 3.10(a) (Absence of Certain Changes or Events).

Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the inclusion of any such additional matters in these Schedules be deemed or interpreted to broaden or otherwise amplify the representations, warranties, covenants or agreements of the Company contained in the Agreement or to be an admission that any such matter is material except as set forth in the Agreement. The attachments hereto form an integral part of these Schedules and are incorporated by reference for all purposes as if set forth fully herein.

Schedule 2.12(f)

Withholding of Tax

[To be provided by the Company no later than three (3) Business Days prior to the Effective Time]

Schedule 3.1(b)

Subsidiaries

None.

Schedule 3.3(a)

Capitalization

Please see attached.

Schedule 3.3(a) — Capitalization

Stockholders	Options to Purchase Shares of Common Stock	Restricted Shares of Common Stock	Shares of Series A-1 Preferred Stock	Vesting Schedule(3) Date First 25% Vested	Address	Certificate Number
Polar News Company, LLC (“PNC”)(1)			64,000,000	N/A	584 Broadway, Suite 1206, New York, NY 10012	A-1-1

Employees

Jon Brod(1)			(Included in PNC above)		27 W. 72nd St., Apt 1610, New York, NY 10023

Mat Brown		286,433		4/1/2009	963 Columbus Ave., Apt 1A, New York, NY 10025	1

Brett Camper		358,041		5/1/2009	358A 14th St., Brooklyn, NY 11215	2

Alexandru Catighera		143,216		5/1/2009	316 Parkview Dr., Phoenixville, PA 19460	3

Sam Cole		143,216		8/18/2009	24 MacDougal St, Apt 2, Brooklyn, NY 11233	4

Brian Famham		608,670		2/18/2009	10 Waterside Plaza, Apt 34B, New York, NY 10010	6

Meghan Hoctor		17,902		11/1/2009	824 Valley Rd., Upper Montclair, NJ 07043	19

Aubrey Holland		250,629		9/1/2009	217 Union St., Apt 2, Brooklyn, NY 11231	7

Adam Hooper		143,216		9/15/2009	78 W. 82nd St, Apt 3A, New York, NY 10024	18

Cedric Howe		322,237		4/1/2009	130 Dean St., Apt 2, Brooklyn, NY 11201	8

Maksim Kalashnikov		716,082		2/1/2009	524 E. 5th St., Apt 3, New York, NY 10009	10

Kalle Ledvin		17,902		12/8/2009	2178 68th St., Apt 2R, Brooklyn, NY 11204	22

Andrew Margie		644,474		3/3/2009	195 Berkeley St., Apt.1, Brooklyn, NY 11217	11

Randy Meech		716,082		2/1/2009	130 Dean St., Apt 4, Brooklyn, NY 11201	12

William Nance		358,041		4/28/2009	526 E. 20th St., Apt IE, New York, NY, 10009	13

Kelsey Rahn		71,608		9/15/2009	320 E. 23rd St., Apt 21, New York, NY 10010	14

Trip Tate		71,608		7/8/2009	651 E. 14th St., Apt 10H, New York, NY 10009	16

Warren Webstar		859,298		1/9/2009	160 E. 85th St, Apt 4R, New York, NY 10028	17

Adam Bulger		28,643		10/27/2009	16 Dale Ave., Wyckoff, NJ 07481	21

Jen Connic		28,643		10/6/2009	14 Prescott Ave., Garfield, NJ 07026	20

Cotton Delo		71,608		8/9/2009	210 Fifth St., garden apartment, Jersey City, NJ 07302	5

Steve Johnson		322,237		2/11/2009	200 Browertown Rd., West Paterson, NJ 07424	9

Rebecca Hughes(4)	28,643			3/24/2010	277 Bay Ave., Glen Ridge, NJ 07028

Total	28,643	6,179,786	64,000,000

Total Shares(1)			70,208,429

(1)	PNC includes both Tim Armstrong’s and Jon Brod’s ownership interest in the Company.
(2)	Total Shares does not include the only warrant the Company has issued to a consultant, Jay Ackerman, which is exercisable into $10,000 worth of Common Stock upon a Change of Control.
(3)	All Restricted Shares of Common Stock vest 25% on the date Indicated and then 1/36th of the remainder on a monthly basis thereafter.
(4)	Rebecca Hughes’ Options to purchase shares of Common Stock vest 25% on 3/24/2010 and 1/36th of the remainder on a monthly basis monthly thereafter until 4th anniversary.

Privileged and Confidential

Schedule 3.3(b)

Stock Options

1.

Rebecca Hughes, an employee of the Company, was granted 28,643 Incentive Stock Options (“ISOs”) with an exercise price of $0.21 per share on 3/24/2009 which expire 10 years from grant. The aforementioned ISOs vest 25% on 3/24/2010 and then 1/36th of the remainder on a monthly basis until the 4th anniversary of grant.

Warrants

1.	Jay Ackerman, a former Consultant of the Company, holds a Warrant to purchase $10,000 worth of shares of Common Stock for an exercise price of $1.00 first exercisable upon the earlier of a Qualified Financing (as defined therein) or 8/9/2009.

Schedule 33(c)

Other Securities

The Company’s offer letter to John Celock dated April 28, 2009, stated that he would receive a grant of 28,643 ISOs subject to the approval of the Company’s Board of Directors at its next regularly scheduled meeting. The Company’s offer letter to Lindsay Wilkes-Edrington dated May 1, 2009, stated that she would receive a grant of 28,643 ISOs subject to the approval of the Company’s Board of Directors at its next regularly scheduled meeting. The Company does not anticipate that the Board of Directors shall meet before the Effective Time of the Merger and therefore the aforementioned ISOs shall not be granted before that time.

Schedule 3.6

No Conflict; Required Filings and Consents

(a) In connection with Closing, Polar News Company, LLC intends to waive certain liquidation rights set forth in the Company’s Amended and Restated Certificate of Incorporation, filed with the State of Delaware on January 9, 2009, pursuant to the Waiver of Certain Liquidation Rights, the form of which is attached as Exhibit E to the Agreement.

(d)	Contracts Requiring Consent

1.	Lease by and between Polar Capital Group, LLC and Olmstead Properties Inc., dated 6/6/2008.
2.	Broadspeed Dynamic IP GR Order Form by and between Polar Capital Group, LLC and Broadview Networks.
3.	Lease Agreement by and between Polar Capital Group, LLC and De Lage Landen Financial Services, Inc., dated 7/29/2008.
4.	Spectrum Policy issued to Polar News Company, LLC by The Hartford for the period beginning 2/27/2009.

Schedule 3.7(a)

Material Contracts

Party	Other Party	Date	Document Title
Company	Ambrose Employer Group, LLC	12/21/2007 (assigned to Company 11/6/2008)	Client Service Agreement

Company	WNS North America, Inc.	10/8/08 (Extended 2/18/09)	Letter of Engagement and Extension Thereof

Company	Maponics, LLC	6/5/2008 (assigned to Company on 11/17/2008)	Data License Agreement

Polar Capital Group, LLC	Olmstead Properties, Inc.	6/6/2008	Lease

Polar News Company, LLC	The Hartford	2/20/2009	Spectrum Policy

Company	Speakeasy Broadband Services, LLC	10/31/2008	Speakeasy Business Ethernet -Service Order Form

Polar News Company, LLC	The Nielsen Company (US), Inc.	6/26/2008	Master License Agreement

Polar Capital Group, LLC	Broadview Networks		Broadspeed Dynamic IP GR Order Form

Polar Capital Group, LLC	Point Consultants		Polar Capital Group Support and Polar Capital Group Projects

Company	Omniture, Inc.	10/29/2008	Omniture Service Order (SO# 39430)

Company	Salesforce.com, Inc.	4/30/2009	Order Form

Schedule 3.8

Compliance

Please see Schedule 3.6.

Schedule 3.9

Financial Statements

Please see attached financial statements.

Schedule 3.9

Financials

Patch Media Corporation

Balance Sheet

December 31, 2008

ASSETS

Current Assets
Citz PNC acct # 1308160167	$27,453.71
Prepaid Expenses	5,157.55
Prepaid Insurance Exp	164.97
Prepaid Salary	7,198.56
Prepaid software	9,303.77

Total Current Assets		49,278.56

Property and Equipment
Furniture and Office Equipment	26,310.14
Servers and Hardware	32,168.73
Computers	67,756.16
Peripherals	299.00
Software	6,818.78
Leasehold Improvements	19,081.94
Patch Domain Name	55,287.72
Accum. Depr — Furn and Equip	(2,547.90)
Accum Depr — Server/Hardware	(2,640.13)
Accum Depr — Computers	(6,857.06)
Accum Depr — Peripherals	(44.82)
Accu Depr — Software	(698.61)
Accum. Depreciation — Leasehol	(4,046.50)
Accum Depr Patch Domain Name	(1,228.60)

Total Property and Equipment		189,658.85

Other Assets
Deposits	131,418.98

Total Other Assets		131,418.98

Total Assets		$370,356.39

LIABILITIES AND CAPITAL
Current Liabilities
Accounts Payable	$33,242.41
Accounts Payable	25,054.27
Accounts Payable PCG Salary	68,363.47

Total Current Liabilities		126,660.15

Long-Term Liabilities

Total Long-Term Liabilities		0.00

Total Liabilities		126,660.15

Capital
Owners Capital	2,481,003.82
Net Income	(2,237,307.58)

Total Capital		243,696.24

Total Liabilities & Capital		$370,356.39

Patch Media Corporation

Balance Sheet

March 31, 2009

ASSETS

Current Assets
Citz PNC acct # 1308160167	$(31,254.55)
Accounts Receivable	2,000.00
Prepaid Expenses	713.02
Prepaid Salary	5,165.95
Prepaid software	4,000.04

Total Current Assets		(19,375.54)

Property and Equipment
Furniture and Office Equipment	26,310.14
Servers and Hardware	33,633.72
Computers	71,223.54
Peripherals	1,642.83
Software	6,818.78
Leasehold Improvements	19,081.94
Patch Domain Name	55,287.72
Accum. Depr — Furn and Equip	(3,863.40)
Accum. Depr — Server/Hardware	(4,306.76)
Accum. Depr — Computers	(10,380.07)
Accum. Depr — Peripherals	(126.96)
Accu Depr — Software	(1,039.56)
Accum. Depreciation — Leasehol	(6,431.77)
Accum Depr Patch Domain Name	(2,150.05)

Total Property and Equipment		185,700.10

Other Assets Deposits	131,418.98

Total Other Assets		131.418.98

Total Assets		$297,743.54

LIABILITIES AND CAPITAL

Current Liabilities
Accounts Payable	$43,242.41
Accounts Payable	7,729.23
Accounts Payable PCG Salary	181,751.73

Total Current Liabilities		232,723.37

Long-Term Liabilities

Total Long-Term Liabilities		0.00

Total Liabilities		232,723.37

Capital
Owners Capital	3,492,582.10
Beginning Equity	(2,237,307.58)
Net Income	(1,190,254.35)

Total Capital		65,020.17

Total Liabilities & Capital		$297,743.54

Unaudited — For Management Purposes Only

Patch Media Corporation

Income Statement

For the Three Months Ending March 31, 2009

		1st Qtr	Year to Date
Revenues
40000	Commissions Earned	$199.34	$199.34

	Total Revenues	199.34	199.34

Cost of Sales

	Total Cost of Sales	0.00	0.00

	Gross Profit	199.34	199.34

Expenses
60100	Advertising Expense	300.52	300.52
62000	Bank Charges	178.65	178.65
62100	Credit Card Fees	68.18	68.18
64100	Furniture/Office Equip Depr.	1,315.50	1,315.50
64110	Servers and Hardware Depr.	1,666.63	1,666.63
64120	Computer Depr.	3,523.01	3,523.01
64130	Peripherals Depr	82.14	82.14
64140	Software Depr.	340.95	340.95
64400	Leasehold Improve Depr	2,385.27	2,385.27
64801	Other Depr PAtch	921.45	921.45
66000	Gifts Expense	277.28	277.28
67001	Insurance Expense	1,210.49	1,210.49
68000	Laundry and Cleaning Exp	4,339.93	4,339.93
68520	Promotion and Design Exp	18,510.00	18,510.00
68530	Strategic Planning Expense	4,561.24	4,561.24
68532	Corley Hanson Coaching	9,450.00	9,450.00
68540	General Consulting	63,258.41	63,258.41
68543	Ambrose	10,774.00	10,774.00
68550	Legal Expense	5,968.85	5,968.85
68551	Burns & Levinson	42,851.42	42,851.42
68560	Tax and Accounting Expense	17,429.41	17,429.41
68580	Employee Recruiter	7,503.62	7,503.62
68585	Employee Recruiting Job Post	4,220.18	4,220.18
68590	IT Consulting Expense	427.90	427.90
68591	IT Consulting Point Consult	4,200.00	4,200.00
68750	Contractor Expense (1099)	16,512.86	16,512.86
68751	Street Team Expense (1099)	29,217.56	29,217.56
68752	Street Team Outsourced	6,986.76	6,986.76
69050	Registration Expense	3.99	3.99
70000	Maintenance Expense	90.95	90.95
71000	Office Expense	1,919.19	1,919.19
71035	Office Expense Comp Hardware	71.48	71.48
71040	Web Hosting	14,103.84	14,103.84
71045	Web Analytics Expense	(2,000.00)	(2,000.00)
71110	Office Expense Serv & hardware	148.40	148.40
71120	Office Expense Computers	29.86	29.86
71130	Office Expense Peripherals	118.80	118.80
71140	Office Expense Software	5,782.73	5,782.73
73500	Postage Expense	746.57	746.57
74000	Rent or Lease Expense	70,180.60	70,180.60
74300	Dues and Subscriptions Exp	186.31	186.31
74500	Repairs Expense	951.79	951.79
75500	Supplies Expense	2,764.98	2,764.98
76000	Telephone Expense	7,966.85	7,966.85
76500	Gas or Milage	46.00	46.00
76504	Parking	39.55	39.55
76505	Car Rental	1,284.00	1,284.00
76506	Cab	432.90	432.90
76510	Train Travel Expense	227.00	227.00
76520	Air Travel Expense	1,041.16	1,041.16
76530	Hotel and Lodging	1,127.16	1,127.16
76540	Meals and Entertainment Exp	5,339.63	5,339.63
77000	Salaries Expense	538,000.89	538,000.89
77070	Bonuses	169,718.00	169,718.00
77110	Social Security/FICA	44,585.87	44,585.87
77120	Medicare	7,816.35	7,816.35
77130	PUTA	1,296.31	1,296.31
77140	SUTA	9,316.09	9,316.09
77150	Workers Comp	2,314.25	2,314.25
77160	Vacation Expense	2,423.07	2,423.07
77250	Employer Provide HealthDentVis	34,102.05	34,102.05
77252	Employer Provided Dental	2,769.36	2,769.36
77260	Employer Provided Life	3,421.00	3,421.00
78000	Utilities Expense	3,104.50	3,104.50

	Total Expenses	1,190,453.69	1,190,453.69

	Net Income	$(1,190,254.35)	$(1,190,254.35)

For Management Purposes Only

Page: 1

Patch Media Corporation

Income Statement

For the Twelve Months Ending December 31, 2008

		Current Month		Year to Date
Revenues
	Total Revenues	0.00	0.00	0.00	0.00

Cost of Sales

	Total Cost of Sales	0.00	0.00	0.00	0.00

	Gross Profit	0.00	0.00	0.00	0.00

Expenses
62000	Bank Charges	$419.03	0.00	$419.03	0.00
62100	Credit Card Fees	255.95	0.00	255.95	0.00
64100	Furniture/Office Equip Depr	2,547.90	0.00	2,547.90	0.00
64110	Servers and Hardware Depr.	2,640.13	0.00	2,640.13	0.00
64120	Computer Depr.	6,857.06	0.00	6,857.06	0.00
64130	Peripherals Depr.	44.82	0.00	44.82	0.00
64140	Software Depr.	698.61	0.00	698.61	0.00
64400	Leasehold Improve Depr	4,046.50	0.00	4,046.50	0.00
64801	Other Depr PAtch	1,228.60	0.00	1,228.60	0.00
66000	Gifts Expense	758.98	0.00	758.98	0.00
67001	Insurance Expense	1,413.36	0.00	1,413.36	0.00
68000	Laundry and Cleaning Exp	8,534.55	0.00	8,534.55	0.00
68520	Promotion and Design Exp	6,088.86	0.00	6,088.86	0.00
68530	Strategic Planning Expense	11,555.43	0.00	11,555.43	0.00
68532	Corley Hanson Coaching	3,000.00	0.00	3,000.00	0.00
68540	General Consulting	13,095.04	0.00	13,095.04	0.00
68543	Ambrose	29,161.00	0.00	29,161.00	0.00
68550	Legal Expense	8,433.50	0.00	8,433.50	0.00
68551	Burns & Levinson	73,698.28	0.00	73,698.28	0.00
68560	Tax and Accounting Expense	6,000.00	0.00	6,000.00	0.00
68580	Employee Recruitor	109,906.83	0.00	109,906.83	0.00
68585	Employee Recruiting Job Post	25,497.09	0.00	25,497.09	0.00
68590	IT Consulting Expense	7,989.88	0.00	7,989.88	0.00
68591	IT Consulting Point Consult	11,500.00	0.00	11,500.00	0.00
68750	Contractor Expense (1099)	21,680.29	0.00	21,680.29	0.00
68751	Street Team Expense (1099)	43,770.41	0.00	43,770.41	0.00
68752	Street Team Outsourced	21,721.88	0.00	21,721.88	0.00
69050	Registration Expense	3,452.55	0.00	3,452.55	0.00
70000	Maintenance Expense	292.61	0.00	292.61	0.00
71000	Office Expense	4,604.86	0.00	4,604.86	0.00
71040	Web Hosting	22,180.15	0.00	22,180.15	0.00
71100	Office Expense Furniture	221.70	0.00	221.70	0.00
71110	Office Expense Serv & hardware	383.11	0.00	383.11	0.00
71120	Office Expense Computers	1,332.17	0.00	1,332.17	0.00
71140	Office Expense Software	17,443.47	0.00	17,443.47	0.00
71150	Office Expense IT	195.03	0.00	195.03	0.00
73500	Postage Expense	695.64	0.00	695.64	0.00
74000	Rent or Lease Expense	212,585.77	0.00	212,585.77	0.00
74400	Education Material	2,383.21	0.00	2,383.21	0.00
74500	Repairs Expense	568.96	0.00	568.96	0.00
75500	Supplies Expense	4,791.82	0.00	4,791.82	0.00
76000	Telephone Expense	9,462.37	0.00	9,462.37	0.00
76500	Gas or Milage	238.56	0.00	238.56	0.00
76504	Parking	190.88	0.00	190.88	0.00
76505	Car Rental	2,412.96	0.00	2,412.96	0.00
76506	Cab	1,414.20	0.00	1,414.20	0.00
76510	Train Travel Expense	726.00	0.00	726.00	0.00
76520	Air Travel Expense	6,638.93	0.00	6,638.93	0.00
76530	Hotel and Lodging	7,344.02	0.00	7,344.02	0.00
76540	Meals and Entertainment Exp	10,027.34	0.00	10,027.34	0.00
77000	Salaries Expense	1,313,881.11	0.00	1,313,881.11	0.00
77010	Salaries Other	500.00	0.00	500.00	0.00

77070	Bonuses	2,500.00	0.00	2,500.00	0.00
77071	Bonus NR	80.00	0.00	80.00	0.00
77110	Social Security/FICA	88,080.55	0.00	88,080.55	0.00
77120	Medicare	888.69	0.00	888.69	0.00
77130	FUTA	1,225.67	0.00	1,225.67	0.00
77140	SUTA	9,120.03	0.00	9,120.03	0.00
77150	Workers Comp	5,497.21	0.00	5,497.21	0.00
77250	Employer Provide HealthDentVis	70,506.94	0.00	70,506.94	0.00
77252	Employer Provided Dental	4,154.04	0.00	4,154.04	0.00
77260	Employer Provided Life	8,037.30	0.00	8,037.30	0.00
78000	Utilities Expense	705.75	0.00	705.75	0.00

	Total Expenses	2,237,307.58	0.00	2,237,307.58	0.00

	Net Income	$(2,237,307.58)	0.00	$(2,237,307.58)	0.00

Patch Media Corporation

General Ledger

SEE ATTACHED

Schedule 3.10(c)(i)

Absence of Certain Changes or Events

Revenue recognition policy

•

From the Balance Sheet Date, we have begun generating two primary types of revenue, both through the sale of ads on our sites: 1) Self-service ads (Do-it-Yourself ads) and 2) Fixed Placement ads (sold by ad sales reps)

•	Self-service ads:
•	Self-service ads are initiated by customers on their own
•	Prior to placing an ad, customers use their credit card to fund a stored balance at the Company. Customers’ stored balances then decline as impressions of their ad are served.
•	Company books the initial stored balance as deferred revenue, then recognizes revenue over time as impressions are served
•	Fixed placement ads:
•	Fixed placement ads are sold by Company ad sales representatives
•	Fixed placement ads are time-based — e.g. ads are sold for 1 week, for 1 month, or longer
•	The Company initially books a sale as deferred revenue, then recognizes revenue in regular intervals as time elapses

Schedule 3.11

Undisclosed Liabilities

The Contract between the Company and WNS North America, Inc. contains a provision whereby the Company must pay WNS North America $50,000 on March 1, 2010, if the Company does not contract with 100 employees via WNS North America at that time. The Company may or may not reach the aforementioned milestone.

Schedule 3.13(a)(i)

Employee Plans

Insurance:	1. MetLife Travel Assistance Program held in the name of Ambrose Employer Group, LLC
2. MetLife Term Group Life and AD & D held in the name of Ambrose Employer Group, LLC
3. MetLife Short Term Disability held in the name of Ambrose Employer Group, LLC
4. MetLife Long Term Disability held in the name of Ambrose Employer Group, LLC
5. Supplemental Life Insurance held in the name of Ambrose Employer Group, LLC, policy number 5451763-01
6. Spectera Vision Benefits held in the name of Ambrose Employer Group, LLC, group name “Ambrose”
7. United Healthcare Medical Coverage held in the name of Ambrose Employer Group, LLC, group plan number 184584
8. MetLife Dental Coverage held in the name of Ambrose Employer Group, LLC, group plan number 101125

Other:	1. Flexible Spending Plan (Health Care Flexible Spending Account and Dependent Care Flexible Spending Account) held in the name of Ambrose Employer Group, LLC, FSA plan number 184514
2. Wageworks Commuter Benefits
3. The Ambrose Multiple Employer Retirement Savings Plan
4. Oral Agreement to occasionally cover dinners for exceptional work. We also reimburse dinner (up to $15) after 7:30pm and cabs home after 9:00pm
5. The Company 2008 Stock Option and Equity Incentive Plan
6. The Company maintains a vacation policy in accordance with the Company’s Employment Manual.

Schedule 3.13(a)(ii)

Restrictions on Amendments to Employee Plans

None.

Schedule 3.13(c)

Mutliemployer Plan

None.

Schedule 3.13(d)

Employee Plans that Survive Employment

None.

Schedule 3.13(f)(i)

Severance

None.

Schedule 3.13(f)(ii)

Acceleration of Benefits Upon Execution of Merger Agreement

Andrew Margie, Vice-President of Directory and Development of the Company, has a provision in his Restricted Stock Agreement providing for full vesting acceleration of all of his shares of Restricted Common Stock upon change of control of the Company.

Schedule 3.13(h)

Employer Security of Employer Real Property

None.

Schedule 3.14(a)(1)(i)

Directors and Officers

2008:

Jon Brod — President, Secretary, Treasurer, Chief Executive Officer and Chairman of the Board.

2009:

Jon Brod — President, Secretary, Treasurer, Chief Executive Officer and Chairman of the Board.

Schedule 3.14 (a)(1)(ii)

Employees and Consultants (including updates)

Please see attached. See also Schedule 3.14(a)(l)(iii) for the list of employees.

Schedule 3.14(a)

Consultants/Contractors

[see attached]

Schedule 3.14(a)(1)(iii)

W-2’s, Compensation for 2008 and 2009, Annual Base Salary, Bonus Opportunity, Job

Title, Date of Hire

Please see attached.

Schedule 3.14 (a)(1)

Employees

[see attached]

Schedule 3.14(a)(2)

Accrued Vacation Amount

Employee	2009 Accrued Vacation Days	2009 Eligible Vacation Days	2009 Available Vacation Days	Accrued Value
Adam Bulger	1	10	9	$1,110
Adam Hooper	0	10	10	$1,918
Alexandra Catighera	6	10	4	$658
Andrew Margie	1	10	9	$3,082
Aubrey Holland	0	10	10	$3,014
Brett Camper	1	10	9	$2,959
Brian Farnham	0	10	10	$3,699
Cedric Howe*	4	15	11	$3,014
Cotton Delo	1	10	9	$1,036
Jen Connic	0	10	10	$1,178
Jon Brod	1	10	9	$6,164
Katie Ledvin	4	10	6	$1,068
Kelsey Rahn	5	10	5	$822
Maksim Kalashnikov	6	10	4	$1,644
Mat Brown	6	10	4	$822
Meghan Hoctor	4	10	6	$575
Randy Meech	5	10	5	$1,644
Rebecca Hughes	0	10	10	$1,096
Sam Cole	0	10	10	$1,370

Steve Johnson	0	10	10	$3,151
Trip Tate	1	10	9	$1,159
Warren Webster	2	10	8	$3,507
William Nance	1	10	9	$2,466
John Celock	0	8	8	$921
Lindsay Wilkes-Edrington	0	8	8	$877

*Cedric	Howe, who has family overseas, sepcifically negotiated 15 days vacation as part of his deal

Schedule 3.14(b)

Affiliated Contracts

Please see Schedule 3.14(a)(1)(ii).

Schedule 3.14(f)

Departing Employees

Adam Hooper, one of the Company’s engineers, has given notice to the Company that he will be returning to Canada to attend Carleton Journalism School and his last day at the Company is expected to be sometime in September 2009.

Schedule 3.16(b)

Real Property

Lease by and between Polar Capital Group, LLC and Olmstead Properties, Inc. dated 6/6/2008.

Schedule 3.17

Taxes

The Company has not filed any federal, state or local tax returns for any periods.

Schedule 3.18(a)

Intellectual Property

US Trademarks

1.	PATCH (word mark), US Serial Number 77/576,011
Application Filing Date: September 22, 2008
Goods and Services:

International Class 035: Advertising services, namely, providing space in an online newspaper and dissemination of advertisements and classified advertising for others online and on wireless and mobile devices

International Class 038: Providing streaming video and audio material on the internet and on wireless and mobile devices

International Class 041: Providing online newspapers featuring news, Information and listings on a variety of topics of general and local interest including news, politics, policy, sports, business, technology, entertainment, science, arts, leisure, travel, weddings, births, obituaries, editorial commentary and classified advertising; Providing news, information and listings on a variety of topics of general and local interest including news, politics, policy, sports, business, technology, entertainment, science, arts, leisure, travel, weddings, births, obituaries, editorial commentary and classified advertising on wireless and mobile devices

Owner: Patch Media Corporation (584 Broadway New York, NY)

2.	PATCH (design mark), US Serial Number 77/668,130
Application Filing Date: February 11, 2009
Goods and Services: (same as above)
Owner: Patch Media Corporation (584 Broadway, New York, NY)

List of Company Domain Names

Please see attached.

Material Unregistered Intellectual Property

1.	One-click local ads: system and method for user to create local business ad in one click from pre-gathered data
2.	Custom fields: system & method for administrators to create categories and custom fields per content object type

Schedule 3.18(a)

Intellectual Property

Domain Names

Notes:	Patch domain names are administered under 2 separate Network Solutions accounts: 31437190 and 31466555
31466555 domain names are held in the name of Patch Media Corp
31437190 domain names (highlighted) are held in the name of Polar Capital Group and must be transferred directly to AOL’s domain registrar
There are two domain names in the name of Polar Capital Group (www.patch.com.es and www.patch.com.mx)

Count	Domain Name	Account No.	Points To	Private	Folder	Auto Renew	Expiration Date	WHOIS Administrative Contact	WHOIS Technical Contact	Account Holder
1	acmetesting.net	Patch Media Corporation (31466555)	ADNS Services	Off	Misc	Off	4/6/2010	Cedric Howe	Cedric Howe	Patch Media Corp
2	bayonnebaysider.com	Patch Media Corporation (31466555)	ADNS Services	Off	Misc	Off	4/4/2010	Cedric Howe	Cedric Howe	Patch Media Corp
3	bedfordpatch.com	Patch Media Corporation (31466555)		Yes	Patch	On	4/22/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
4	berkeleyheightspatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
5	cranfordpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
6	darienpatch.com	Patch Media Corporation (31466555)	ADNS Services	No	Patch	On	4/12/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
7	elfcast.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Misc	Off	8/6/2018	Patch Media Corp	Patch Media Corp	Patch Media Corp
8	fairfieldpatch.com	Patch Media Corporation (31466555)		Yes	Patch	On	4/13/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
9	fairlawnpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	2/24/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
10	fanwoodpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	2/24/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
11	gienrockpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	2/24/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
12	greenwichpatch.com	Patch Media Corporation (31466555)		Yes	Patch	On	4/13/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
13	handenhub.com	Patch Media Corporation (31466555)	ADNS Services	Off	Misc	Off	4/4/2010	Cedric Howe	Cedric Howe	Patch Media Corp
14	harrisonpatch.com	Patch Media Corporation (31466555)		Yes	Patch	On	4/22/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
15	ihatepatch.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Patch	On	9/23/2009	Cedric Howe	Cedric Howe	Patch Media Corp
16	livingstonpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
17	localpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Patch	On	9/23/2009	Cedric Howe	Cedric Howe	Patch Media Corp
18	maplewoodpatch.com	Patch Media Corporation (31466555)	ADNS Services	No	Patch	On	12/11/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
19	millburnpatch.com	Patch Media Corporation (31466555)	ADNS Services	No	Patch	On	12/22/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
20	montclairpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
21	newcansanpatch.com	Patch Media Corporation (31466555)	ADNS Services	No	Patch	On	4/12/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
22	newprovidencepatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
23	oysterelf.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Misc	Off	6/27/2011	Cedric Howe	Cedric Howe	Patch Media Corp
24	paatch.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Patch	On	9/22/2009	Cedric Howe	Cedric Howe	Patch Media Corp
25	patcch.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Patch	On	9/22/2009	Cedric Howe	Cedric Howe	Patch Media Corp
26	patch-ads.com	Patch Media Corporation (31466555)	ADNS Services	No	Default	On	5/18/2011	Patch Media Corp	Patch Media Corp	Patch Media Corp
27	patch-broken.com	Patch Media Corporation (31466555)	ADNS Services	Off	Default	On	9/24/2009	Cedric Howe	Cedric Howe	Patch Media Corp
28	patch-company.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Patch	On	9/22/2009	Cedric Howe	Cedric Howe	Patch Media Corp
29	patch-inc.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Patch	On	9/22/2009	Cedric Howe	Cedric Howe	Patch Media Corp
30	patch-qa.com	Patch Media Corporation (31466555)	ADNS Services	Off	Default	On	9/24/2009	Cedric Howe	Cedric Howe	Patch Media Corp
31	patch-staging.com	Patch Media Corporation (31466555)	ADNS Services	Off	Default	On	9/24/2009	Cedric Howe	Cedric Howe	Patch Media Corp
32	patch.cn.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Foreign	On	9/24/2009	Cedric Howe	Cedric Howe	Patch Media Corp
33	patch.com	Patch Media Corporation (31466555)	ADNS Services	Off	Default	On	3/2/2012	Patch Media Corp	Patch Media Corp	Patch Media Corp
34	patch.com.es	Patch Media Corporation (31437190)	Under Construction Page	Off	Foreign	On	9/24/2009	Cedric Howe	Cedric Howe	Patch Media Corp
35	patch.com.mx	Patch Media Corporation (31437190)	Under Construction Page	Off	Foreign	On	9/24/2010	Cedric Howe	Cedric Howe	Patch Media Corp
36	patch.jpn.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Foreign	On	9/24/2009	Cedric Howe	Cedric Howe	Patch Media Corp
37	patch.ru.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Foreign	On	9/24/2009	Cedric Howe	Cedric Howe	Patch Media Corp
38	patch.tw	Patch Media Corporation (31466555)	Under Construction Page	No	Foreign	On	9/24/2009	Patch Media Corp	Patch Media Corp	Patch Media Corp
39	patchmaplewood.com	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	12/22/2009	Patch Media Corp	Patch Media Corp	Patch Media Corp
40	patchmedia.net	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
41	patchmedia.org	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
42	patchmediacorp.com	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
43	patchmediacorp.net	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
44	patchmediacorp.org	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
45	patchmediacorporation.com	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
46	patchmediacorporation.net	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
47	patchmediacorporation.org	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
48	patchmediainc.com	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
49	patchmediainc.net	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
50	patchmediainc.org	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	1/23/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp

Schedule 3.18(a)

Intellectual Property

Domain Names

51	patchmillburn.com	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	12/22/2009	Patch Media Corp	Patch Media Corp	Patch Media Corp
52	patchsouthorange.com	Patch Media Corporation (31466555)	Under Construction Page	No	Patch	On	12/22/2009	Patch Media Corp	Patch Media Corp	Patch Media Corp
53	patchstreet.com	Patch Media Corporation (31466555)	ADNS Services	Off	Default	On	9/29/2009	Cedric Howe	Cedric Howe	Patch Media Corp
54	patchsux.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Patch	On	9/23/2009	Patch Media Corp	Patch Media Corp	Patch Media Corp
55	pattch.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Patch	On	9/22/2009	Patch Media Corp	Patch Media Corp	Patch Media Corp
56	poundridgepatch.com	Patch Media Corporation (31466555)		Yes	Patch	On	4/22/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
57	ridgewoodpatch.com	Patch Media Corporation (31466555)	ADNS Services	Off	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
58	ryepatch.com	Patch Media Corporation (31466555)		Yes	Patch	On	4/22/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
59	scarsdalepatch.com	Patch Media Corporation (31466555)		Yes	Patch	On	4/22/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
60	scotchplainspatch.com	Patch Media Corporation (31466555)	ADNS Services	Off	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
61	shorthillspatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
62	southorangepatch.com	Patch Media Corporation (31466555)	ADNS Services	No	Patch	On	12/22/2009	Patch Media Corp	Patch Media Corp	Patch Media Corp
63	springfieldpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
64	summitpatch.com	Patch Media Corporation (31466555)	ADNS Services	Off	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
65	townpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Off	Patch	On	9/23/2009	Patch Media Corp	Patch Media Corp	Patch Media Corp
66	troycrist.com	Patch Media Corporation (31466555)	ADNS Services	Off	Misc	Off	4/4/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
67	veronapatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
68	waynepatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
69	westfieldpatch.com	Patch Media Corporation (31466555)	ADNS Services	Off	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
70	westorangepatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp
71	wyckoffpatch.com	Patch Media Corporation (31466555)	Under Construction Page	Yes	Patch	On	1/8/2010	Patch Media Corp	Patch Media Corp	Patch Media Corp

Schedule 3.18(b)

Intellectual Property Actions Required

1. The Company received two Office Actions from the US Patent and Trademark Office (PTO) regarding PATCH (word), Serial No. 77/576,011 and PATCH (design), Serial No. 77/668,130 (collectively, the “PATCH Marks”). Responses to these Office Actions are due June 20, 2009 and November 7, 2009, respectively. The PTO has asked us to respond to a potential “likelihood of confusion” between each of the PATCH Marks and the mark “THE PATCH,” U.S. Registration No. 2,856,575. The owner of THE PATCH is The Orange Bowl Committee, Inc. of Florida. THE PATCH registration cites goods and services of “printed material, namely newsletters on the game of football” in Class 016 and “entertainment services; namely, organizing and conducting parties and special events” in Class 041.

The Office Action also cites to three other pending applications. Pending Application Serial Nos. 77/136,248 (PATCH and design) and 77/136,240 (THE PATCH) are both owned by Torquay Enterprises Limited of New Zealand. The third pending application the PTO cites is to Application Serial No. 77/370,975 (PATCHES and design) owned by William C. Culbertson of Rhode Island. If any of these applications mature into registration, the PTO has stated that any of these marks may also be cited as a source of potential “likelihood of confusion” with the PATCH Marks.

The Office Action also requests the identification of goods and services listed in the original applications for each of the PATCH Marks be refined.

2. Polar Capital Group is in the process of updating the domain name registrations for patch.com.es and patch.com.mx to reflect the Company’s ownership.

Schedule 3.18(d)

Confidentiality Agreements

None.

Schedule 3.18(g)

Intellectual Property Licensed to a 3rd party

Please see attached.

Schedule 3.18(h)

IP owned or used by Patch which interacts with software code that is subject to an “open source” or “copyleft” or similar type of license

The entire ecosystem in which the Company develops and serves its platform is open-source. This list enumerates open-source software packages with which the Company’s platform code directly interacts, and major standalone software components with which we interact directly or indirectly. A full dependency tree could be generated from the information below.

Name	License	Copyright	Description
AASM	MIT	Scott Barron	Library for implementing state machines in Ruby objects.

ActionMailer	MIT	David Henemeier Hansson	Framework for building and sending templated emails in Rails.

ActionPack	MIT	David Henemeier Hansson	Model 2 web framework.

ActiveMerchant	MIT	Tobias Luetke	Ruby payment abstraction library.

ActiveRecord	MIT	David Henemeier Hansson	Ruby object-relational mapper.

ActiveResource	MIT	David Henemeier Hansson	Mapper from web services to Ruby objects.

ActiveResource XML Stripper	MIT	Giles Bowkett	Strip extension off of ActiveResource URLs.

ActiveSupport	MIT	David Henemeier Hansson	Extensions to Ruby core library providing extra functionality.

ActsAsAudited	Unknown	Unknown	Save all changes to an ActiveRecord model in an audits table.

ActsAsList	MIT	David Henemeier Hansson	Add list semantics to ActiveRecord models.

ActsAsParanold	MIT	Rick Olson	Enable soft-deleting of ActiveRecord models.

ActsAsSoir	MIT	Erik Hatcher, Thiago Jackiw	Extend ActiveRecord models to allow indexing and search with Soir.

ActsAsTaggableOnSteroids	MIT	Jonathan Viney	Integrate tagging functionality into ActiveRecord models.

ActsAsTree	MIT	David Henemeier Hansson	Add tree semantics to ActiveRecord models.

Apache Commons	Apache	Apache Software Foundation	General-purpose Java toolkit.

array.indexOf.js	MIT	Mozilla Foundation	Defines Array-indexOf() method in Javascript.

Builder	MIT	Jim Weirich	Library for building XML markup in pure-Ruby.

Character Encodings	Unknown	Nikolai Weibull	Add character encoding support to Ruby.

Datajs	MIT	Coolle Inc.	Javascript data library.

Diff::LCS	GNU GPL v2+, Perl Artistic, Ruby	Austin Ziegler	Ruby port of Algorithm::Diff.

Escape	GNU GPL	Kevin Olbrich	Escape text for SQL, shell commands, etc.

Exception Notification	MIT	Jamis Buck	Automatically email specified recipients if a production application throws an uncaught exception.

GeoKit	MIT	Andre Lewis, Bill Eisenhauer	Ruby library for working with geographical data.

GeoRuby	MIT	Guilhem Vellut	Ruby data types for post GIS/MySQL Spatial Adapter data.

Git	GNU GPL v2	Linus Torvalds	Distributed version control management system.

Grit	MIT	Tom Preston-Werner	Ruby object-oriented interface to Git version control system.

HAML	MIT	Hampton Catlin, Nathan Weizenbaum, Chris Eppstein	Intuitive and concise Ruby templating language: stylesheet abstraction.

Highline	GNU GPL v2, Ruby	James Edward Gray II, Greg Brown	Command-line IO interface for Ruby.

Hpricot	MIT	Why the lucky stiff	HTML parser.

HTMLEntities	MIT	Paul Battley	Encode and decode HTML entities in UTF-8.

HTTPClient	Ruby	Hiroshi Nakamura	High-level HTTP interface in Ruby.

Icalendar	Ruby	Unknown	Library for building and parsing Icalendar-format data in Ruby.

Jeditable	MIT	Mika Tuupola, Dylan Verheul	In-place editing.

JQuery	MIT,GNU GPL	John Resig	Javascript toolkit.

JQuery Color Animations	MIT,GNU GPL	John Resig	Animate color changes in Javascript.

JQuery Drop Shadow	Public Domain	N/A	Add soft drop-shadows behind page elements.

JQuery Templates	MIT,GNU GPL	Stan Lemon	Templating functionality in jQuery.

JQuery UI	MIT,GNU GPL	http://jqueryui.com/about	Animations, interface components, and special effects in Javascript.

Jquery.ScrollTo	MIT,GNU GPL	Ariel Flesler	Easy element scrolling using jQuery.

Jquery.serialScroll	MIT,GNU GPL	Ariel Flesler	Animated scrolling of series.

Schedule 3.18(g)

Name	License	Developer	Description	Copyright Owner
Cache Advance	MIT	Aubrey Holland	Rails plugin providing declarative view caching functionality.	The Company

Field Restrictions	MIT	Aubrey Holland	Rails plugin enabling restriction of access to models at the attribute level.	The Company

HTML Namespacing	Public Domain	N/A	Ruby on Rails plugin that adds DOM classes to root elements of HTML templates, allowing template-targeted stylesheets.

HTML Render	Public Domain	N/A	Ruby library that translates strings of HTML into rendered PNG images across a variety of browsers and platforms.

HTML to PNG Server	Public Domain	N/A	Java server that presents an HTTP API for the translation of HTML into rendered PNG images across a variety of browsers and platforms.

Machine	MIT	Aubrey Holland	Library for generating test models using a predefined set of overridable defaults.	The Company

NOAA	MIT	Mat Brown	Library exposing a Ruby API for retrieval of weather conditions and forecasts from the National Weather Service.	The Company

Record Filter	MIT	Aubrey Holland, Mat Brown	Extension to ActiveRecord ORM which allows the construction of complex queries using pure Ruby.	The Company

Styley	MIT	Aubrey Holland	Application for styling maps mapnik.	The Company

Sunspot	MIT	Mat Brown	Library exposing a pure-Ruby API for indexed and searching objects using the Solar search server.	The Company

Sunspot::Rails	MIT	Mat Brown	Library for integration of Sunspot library into Rails web framework.	The Company

Rglob	Public Domain	N/A	Glob-syntax pattern patching library.	The Company

Name	License	Copyright	Description
Rails	Unknown	Unknown	Replace Rails Prototype javascript helpers with Query equivalents

JSON	Ruby	Florien Frank	Library for building and parsing JSON-format date in Ruby.

LIbXML-Ruby	MIT	Wai-Sun Chia, Sean Chittenden	Ruby bindings to LibXML XML parser.

Linecache	GNU GPL v2	Rocky Bernstein	Read and cache lines of a file.

Lucane	Apache	Apache Software Foundation	Java fulltext search library.

Memcache Client	Modified MIT	Bob Cottrell, Eric Hodel, Mike Perham	Ruby client for Memcache protocol.

Mime: Types	GNU GPL v2, Ruby, Perl Artistic	Austin Ziegler	Guess file’s MIME type from file extension.

Mocha	MIT	Revieworld Ltd.	Library for creating test stubs and mocks.

MySQL Ruby Bindings	Ruby	Tomita Masahiro	Native MySQL bindings for Ruby.

MySQL Community Edition	GNU GPL v2	Sun Microsystems	Relational database server.

OpenX	GNU GPL v2+	http://www.openx.org/en/about/history	Open-source PHP ad server

Override Task	Unknown	Engene Botchakov	Allow overriding of previously defined tasks in Rake.

Paperclip	MIT	Jon Yurek, Thoughtbot Inc.	Integrate file attachments into ActiveRecord models.

PermalinkFu	MIT	Rick Olson	Automatically generate permalinks for ActiveRecord models.

Rails	MIT	David Henemeier Hansson	All-in-one web application framework.

Rake	MIT	Jim Welrich	Ruby automated build program

Really Simple History	MIT	Brian Dillard, Brad Neuberg	Cross-browser back-button, browser history, and permalinking functionality for dynamic client-side interaction.

Ruby	Ruby	Yukihiro Matsumolo	Dynamic programming language.

Sanitize	MIT	Ryan Grove	Whitelist-based HTML sanitizer

Shoulda	MIT	Tammer Saleh, Thoughbot Inc.	Expressive syntax for Test:: Unit

SMS-Fu	MIT	Brendan G. Lim	Add SMS functionality to Rails

Solr	Apache	Apache Software Foundation	Standalone fulltext search server with HTTP XML interface.

Spatial Adapter	MIT	Guilhem Vellut	Low-level adapter for MySQL spatial and PostGIS columns.

SSL Requirement	MIT	David Henamsier Hansson	Declaratively require that certain actions only be allowed via SSL.

Starting	MIT	Blaine Cook, Twitter Inc.	Lightweight server for distributed message passing.

StripAttributes	MIT	Ryan McGeary	Automatically remove leading and trailing whitespace from ActiveRecord attributes; set blank attributes to NULL.

SWF Object	MIT	Geoff Steams, Michael Williams, Bobby van der Sluls	Javascript API for embedding SWF animations.

SWF Upload	MIT	Lars Huring, Olov Nlizen, Mammon Media, Jake Robers	In-place file upload using Flash.

TinyMCE	GNU GPL v2.1	Unknown	Rich text editor.

Tomcat	Apache	Apache Software Foundation	Java Serviet container with references implementation of Java Serviet API.

UUIDTools	MIT	Bob Aman	Library for generating and working with UUIDs in Ruby.

Viking	MIT	James Herdman	Ruby spam filter abstraction library.

WillPaginate	MIT	PJ Hyatt, Mislav Marohnic	API for paginating query results in ActiveRecord and exposing pagination to the user interface.

Working	MIT	playtype GmbH	Build and transparently invoke asynchronous processing workers.

In addition, see response to 3.18(g) above.

Schedule 3.18(k)

Intellectual Property Protection Procedures

As specified in the Company’s terms of service (http://www.patch.com/terms), it is compliant under the Digital Millennium Copyright Act and any foreign equivalents and it operates its business to obtain, maintain, and maximize all applicable protections under the safe harbors of 47 USC section 230 and 17 USC section 512.

Schedule 3.19(b)

Privacy and Security

The Company collects and uses personally identifiable information of users in accordance with its privacy policy which can be found at: http://www.patch.com/privacy and in accordance with its terms of service which can be found at: http://www.patch.com/terms.

Schedule 3.20

Insurance

The Hartford small business spectrum policy number 16 SBA VQ3932 SB to Polar News Company, LLC.

Schedule 3.24

Interested Party Transactions

Contribution and Assumption Agreement by and between the Company and Polar News Company, LLC, dated 11/6/2008.

None of the Company’s employees have paid the Company the par value of $0.001 per share for their Restricted Stock awards listed in Schedule 3.3(a). The Company intends to net such payments out of each Stockholder’s Merger Consideration.

Meghan Hoctor, an employee of the Company, is the cousin of Timothy Armstrong, an Affiliate of the Company. Also, Ms. Hoctor’s sister and cousin of Mr. Armstrong, Margaret Hoctor, has been recently hired by the Company as a consultant.

Greenwich Investment Resources, LLC is the family office of Timothy Armstrong, an Affiliate of the Company, which provides accounts payable, accounts receivable and general accounting services for the Company.

Schedule 5.1

Conduct of Business Pending the Merger

(c)(i) At or just prior to Closing, pursuant to Section 7.2(m) of the Merger Agreement, the Company shall have entered into an agreement with Jay Ackerman pursuant to which he will exercise his Warrant and receive $10,000 in common stock or, alternatively, the Company will pay him $10,000 to cancel the Warrant.

Schedule 7.2(d)

Approvals

1.	Lease by and between Polar Capital Group, LLC and Olmstead Properties Inc., dated 6/6/2008.
2.	Broadspeed Dynamic IP GR Order Form by and between Polar Capital Group, LLC and Broadview Networks.

Schedule 7.2(n)

Termination of Contracts

The Ambrose Multiple Employer Retirement Savings Plan as it relates to the Company and the Company employees shall have been terminated immediately prior to the Closing Date.